Form 10KSB, Exhibit 13
period 1996-12-31
METROBANCORP
filed 1997-03-28
CIK 818999

EXHIBIT 13.  THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY
     FOR THE YEAR ENDED DECEMBER 31, 1996.


Selected Financial Data
MetroBanCorp and Subsidiary
(in thousands, except share data)


OPERATIONS                      1996      1995     1994    1993      1992
---------------------------------------------------------------------------
Net Interest Income          $4,354     $4,150    $3,556    $3,005   $2,668
Non-Interest Income             667        756       520       432      676
Provision for Loan Losses        67        367       165       247      192
Non-interest Expense          3,842      3,489     3,077     2,967    2,748

Net Income before Cumulative
Effect of Change in
Accounting for Income Taxes     624        622       481       135      404

Cumulative Effect of
Changein Accounting for
     Income Taxes                 -          -         -       439        -

Net Income                      624        622       481       574      404

CONSOLIDATED BALANCE SHEET DATA
---------------------------------------------------------------------------
Total Assets               $113,383   $110,879    $90,665  $88,930  $62,308
Total Deposits               99,284     94,864     77,198   73,434   54,387
Loans, Net                   64,519     59,542     55,898   48,921   44,107
Total Investment Securities  31,216     29,075     26,882   17,418    8,736
Shareholders' Equity         11,501     11,145     10,351    5,118    4,581
Weighted Average
Shares Outstanding        1,681,291  1,681,291  1,409,874  735,837  728,167

GENERAL YEAR END
---------------------------------------------------------------------------
Number of Employees              43         42         43       40       36

Number of Shareholders of
Record                          344        364        383      269      273

Number of Shares
Outstanding               1,681,291  1,681,291  1,681,291  735,837  735,837

PER SHARE DATA
---------------------------------------------------------------------------
Net Income before
Cumulative Effect of Change
in Accounting for Income
Taxes per common share        $0.37      $0.37     $0.34    $0.18    $0.55

Cumulative Effect of Change
in Accounting for
Income Taxes per
common share                      -          -         -     0.60        -

Net Income Per Share           0.37       0.37      0.34     0.78     0.55

Cash Dividends Per Share       0.20       0.10         -        -        -

SELECTED PERFORMANCE RATIOS
--------------------------------------------------------------------------
Return on Average Assets       0.60%      0.64%     0.55%    0.77%    0.65%
Return on Average Equity       5.51%      5.71%     5.36%   10.80%    9.20%
Average Shareholders'
Equity to Average Assets      10.82%     11.23%    10.24%    7.13%    7.11%


The following information is intended to provide an analysis of the consolidated financial condition and performance of Metro as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996, 1995 and 1994. This information should be read in conjunction with the Consolidated Financial Statements and footnotes included elsewhere in this Annual Report.

RESULTS OF OPERATIONS

Net Income

Net income in 1996 was $624,000, a slight increase from the $622,000 reported in 1995. Total loans amounted to $65.4 million and $60.5 million at December 31, 1996 and 1995, respectively. The investment portfolio amounted to $31.2 million and $29.1 million at December 31, 1996 and 1995, respectively. The growth in these two asset groups increased interest income by $540,000 or 7.5 percent for the year. The Bank provided provisions of $67,000 to its loan loss reserve for 1996. This expense represents a $300,000 decrease from 1995 loan loss provisions or an 81.7 percent decrease. The provisions made in 1996 were at a level considered necessary by management to absorb estimated losses in the loan portfolio and is based upon an assessment of the adequacy of the Bank's loan loss reserve account.

The increase in net income of $141,000 or 29.3 percent in 1995 compared to 1994 is primarily attributable to the increase in loan and investment securities during 1995. During 1995, Metro's total loans outstanding increased by $4.0 million or 7.0 percent. During that same period the investment portfolio increased $2.2 million or 8.2 percent. These increases allowed interest income to increase by $1.4 million or 23.4 percent during 1995.

Net Interest Income

Net interest income is the principal source of the Bank's earnings and represents the difference between interest and fees on earning assets earned the Bank and the interest cost of deposits and other borrowed funds paid by the Bank. The net interest margin is the difference expressed as a percentage of average earning assets. Factors contributing to the determination of net interest margin include the volume and mix of earning assets and interest rates. The Bank can control the effects of some of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed later. External factors such as the overall condition of the economy, strength of credit demand and Federal Reserve monetary policy can have significant effects on the changes in net interest income from one period to another.

In 1996, net interest income was $4.4 million, an increase of 4.9 percent over 1995. In 1996, the net interest margin remained stable at 4.5 percent of average earning assets compared to 4.6 percent in 1995. This decrease is primarily a result of the bank's investment portfolio continuing to reprice downward as several securities in the investment portfolio ended their initial coupon period and have begun to earn interest based on current interest rate indices.

In  1995,  net interest income was $4.2 million, an  increase  of
16.7 percent over 1994. This increase resulted from the growth of average balances in interest earning assets and interest bearing liabilities, and from the Bank's continued efforts to restructure its earning asset composition from lower yielding federal funds sold and guaranteed student loans to higher yielding commercial and installment loans. As a result of these effects, the net interest margin increased to 4.6 percent from
4.4 percent  in 1994.



Net Interest Income
(dollars in thousands)

                                                  Percentage Change
                                                  -----------------
                           For year ended           1996      1995
                             December 31,            to        to
INTEREST INCOME         1996     1995     1994      1995      1994
                        ----     ----     ----      ----      ----
Interest and
Fees on Loans          $6,130   $5,707   $4,457      7.4%     28.0%

Interest on Invest-
ment Securities         1,600    1,483    1,369      7.9%      8.3%

Interest on Federal
        Funds Sold        143      217      163    (34.1%)    33.1%
                       ------------------------    ----------------
Total Interest Income   7,873    7,407    5,989      6.3%     23.7%
                       ------------------------    ----------------
INTEREST EXPENSE
Interest on Deposits    3,496    3,229    2,419      8.3%     33.5%
Interest on
   Borrowings              23       28       14    (17.9%)     100%
                       ------------------------    ----------------
Total Interest
Expense                 3,519    3,257    2,433      8.0%     33.9%
                       ------------------------    ----------------
Net Interest Income    $4,354   $4,150   $3,556      4.9%     16.7%



Rate/Volume Analysis of Change in Net Income
(dollars in thousands)

                               1996 vs. 1995              1995 vs. 1994
                              ---------------            ---------------
                              Attributable to            Attributable to
                           ---------------------       --------------------
                           Dollar                      Dollar
                           Change  Volume   Rate       Change  Volume  Rate
                           ------  ------   ----       ------  ------  ----
Interest and Fee Income on:
Loans                        $423   $407    $16       $1,250    $521  $729
Investment Securities         117    180    (63)         114     (10)  124
Federal Funds Sold            (74)   (51)   (23)          54      90   (36)
                           ---------------------      ---------------------
Total Interest Income         466    536    (70)       1,418     601   817

Interest Expense on:
Savings and Time Deposits     267    242     25          810     529   281
Term Borrowing                 (5)   (21)    16           14      (8)   22
                           ---------------------       --------------------
Total Interest Expense        262    221     41          824     521   303
                           ---------------------       --------------------
Net Interest Income(1)        $204   $315  ($111)        $594     $80  $514
                           =====================       ====================
(1) Interest on non-accruing loans is not included.



Distribution of Assets, Liabilities and Shareholders'Equity and Interest Rates and Differential Variance Analysis
(dollars in thousands)

                                for year ended December 31,
              --------------------------------------------------------------
                      1996        |        1995         |        1994
              --------------------|---------------------|-------------------
              Average| In-  |Yield|Average| In-  |Yield |Average| In-  |Yield
              Balance|terest|/Rate|Balance|terest|/Rate |Balance|terest|/Rate
              -------|------|-----|-------|------|------|-------|------|----
ASSETS               |      |     |       |      |      |       |      |
Earning              |      |     |       |      |      |       |      |
Assets:              |      |     |       |      |      |       |      |
                     |      |     |       |      |      |       |      |
Investment           |      |     |       |      |      |       |      |
Securities    $30,318|$1,600|5.28%|$26,918|$1,483| 5.51%|$24,665|$1,369|5.55%
                     |      |     |       |      |      |       |      |
Federal              |      |     |       |      |      |       |      |
   Funds Sold   2,669|   143|5.36%|  3,619|   217| 6.00%|  4,215|   163|3.87%
                     |      |     |       |      |      |       |      |
Loans, net(2)  63,319| 6,130|9.68%| 59,115| 5,707| 9.65%| 51,563| 4,457|8.64%
              -------|------|-----|-------|------|------|-------|------|----
Total Earning        |      |     |       |      |      |       |      |
Assets        $96,306|$7,873|8.17%|$89,652|$7,407| 8.26%|$80,443|$5,989|7.45%
                     |------|-----|       |------|------|       |------|----
Non-Earning          |      |     |       |      |      |       |      |
Assets               |      |     |       |      |      |       |      |
                     |      |     |       |      |      |       |      |
Cash & Due           |      |     |       |      |      |       |      |
from Banks      4,453|      |     |  4,783|      |      |  5,124|      |
                     |      |     |       |      |      |       |      |
Premises &           |      |     |       |      |      |       |      |
Equipment,           |      |     |       |      |      |       |      |
net             1,996|      |     |  1,736|      |      |  1,183|      |
                     |      |     |       |      |      |       |      |
Other Assets    1,906|      |     |    896|      |      |    889|      |
             --------|      |     |-------|      |      |-------|      |
Total Assets $104,661|      |     |$97,067|      |      |$87,639|      |
             ========|      |     |=======|      |      |=======|      |
                     |      |     |       |      |      |       |      |
Liabilities          |      |     |       |      |      |       |      |
and                  |      |     |       |      |      |       |      |
Shareholders'        |      |     |       |      |      |       |      |
Equity               |      |     |       |      |      |       |      |
             --------|------|-----|-------|------|------|-------|------|-----
Interest Bearing     |      |     |       |      |      |       |      |
Liabilities:         |      |     |       |      |      |       |      |
Savings &            |      |     |       |      |      |       |      |
Time Deposits $75,597|$3,496|4.62%|$70,328|$3,229| 4.59%|$64,208|$2,419|3.77%
                     |------|-----|       |------|------|       |------|-----
                     |      |     |       |      |      |       |      |
Term                 |      |     |       |      |      |       |      |
Borrowing         271|    23|8.49%|    519|    28| 5.39%|    309|    14|4.53%
                     |      |     |       |      |      |       |      |
Total Interest       |      |     |       |      |      |       |      |
Bearing              |      |     |       |      |      |       |      |
Liabilities   $75,868|$3,519|4.64%|$70,847|$3,257| 4.60%|$64,517|$2,433|3.77%
                     |      |     |       |      |      |       |      |
                     |      |     |       |      |      |       |      |
Non-Interest         |      |     |       |      |      |       |      |
Bearing              |      |     |       |      |      |       |      |
Liabilities:         |      |     |       |      |      |       |      |
                     |      |     |       |      |      |       |      |
Demand               |      |     |       |      |      |       |      |
Deposits       16,443|      |     | 14,897|      |      | 13,385|      |
                     |      |     |       |      |      |       |      |
Other                |      |     |       |      |      |       |      |
Liabilities     1,027|      |     |    424|      |      |    763|      |
                     |      |     |       |      |      |       |      |
Shareholders'        |      |     |       |      |      |       |      |
Equity         11,323|      |     | 10,899|      |      |  8,974|      |
             --------|      |     |-------|      |      |-------|      |
Total                |      |     |       |      |      |       |      |
Liabilities          |      |     |       |      |      |       |      |
and                  |      |     |       |      |      |       |      |
Shareholders'        |      |     |       |      |      |       |      |
Equity       $104,661|      |     |$97,067|      |      |$87,639|      |
             ========|------|-----|=======|------|------|=======|------|-----
Net Interest         |      |     |       |      |      |       |      |
Margin               |$4,354|4.52%|       |$4,150| 4.63%|       |$3,556|4.42%
                     |======|=====|       |======|======|       |======|=====

(2) Includes principal balances of non-accuring loans. Interest on non-accruing loans is not included.


Provision for Loan Losses

The Bank provides for possible loan losses through regular provisions to the allowance for loan losses. The provisions are made at a level which is considered necessary by management to absorb estimated losses in the loan portfolio. A detailed evaluation of the estimated losses along with an assessment of the adequacy of the loan loss reserve is completed quarterly by management. The evaluation includes, but is not limited to, analysis of risk classification, past due status, historical write-off experience, type of loan, collateral and other significant factors as management deems necessary.

The provision for loan losses amounted to $67,000, $367,000 and $165,000 in 1996, 1995 and 1994, respectively. At December 31, 1996 and 1995, the Bank had an allowance for loan losses of $866,000 and $910,000, respectively. The Bank's allowance for loan losses to ending total loans, as a percentage, amounted to
1.32 percent and 1.50 percent at December 31, 1996 and 1995, respectively. This decrease reflects continued low levels of under-performing assets and a general improvement in the condition of the Bank's loan portfolio.

Based upon management's assessment of the guaranteed nature of its student loan portfolio, including the strength of the guarantor, a minimal amount of loan loss is allocated for the Bank's student loan portfolio. See "Loan Quality" discussed herein after. The allowance for loan losses as a percentage of the remaining loan portfolio (excluding guaranteed student loans) amounted to 1.55 percent at December 31, 1996, as compared to 1.92 percent at December 31, 1995.

During 1995, the Bank initiated two new lending programs; first, the Bank instituted a new indirect lending program with several retailers in its marketplace. Second, the Bank deployed three
Automated Loan Machines (ALMs) in its market area, which allow the user to apply for and, if approved, receive an unsecured installment loan up to a maximum loan amount of $5,000. The Bank's ALMs were added in late 1995 and have had little effect on the loan portfolio. Additionally, the Bank added several commercial loan officers to increase the Bank's lending volume. In connection with these new lending programs, management continues to maintain comparable underwriting standards. Management's analysis of the loan loss reserve considered these factors.


Non-Interest Income

In 1996, Metro's non-interest income to average total assets ratio decreased to 0.64 percent from 0.78 percent in 1995 and
0.59 percent in 1994. Excluding net securities losses and gain on the sale of real estate, non-interest income was $644,000, $754,000 and $520,000 in 1996, 1995 and 1994, respectively.
Service charges on deposit accounts decreased 2.3 percent while other service charges, commissions and fees decreased $103,000 or
23.1 percent in 1996. This decrease is principally due to a reduced volume of mortgage loan applications processed by the Bank's Mortgage Loan Division.


Non-Interest Income
(dollars in thousands)

                                                         Percent
                               For year ended          Change From
                                December 31,          1996       1995
                              ------------------       to         to
                              1996   1995   1994      1995       1994
                              ------------------    ------------------
Service Charges on
   Deposit Accounts           $302   $309   $330     (2.27%)    (6.36%)

Other Service Charges,
  Commissions and Fees         342    445    190    (23.15%)   134.21%
                              ------------------    ------------------
                               644    754    520    (14.59%)    45.00%

Securities-Gain/(Loss), Net    (12)     2      -   (700.00%)        -
Gain on Sale of Real Estate     35      -      -         -          -
                              ------------------    ------------------
Total Non-Interest Income     $667   $756   $520    (11.77%)    45.38%
                              ==================    ==================

Non-Interest Expense

Non-interest expense increased $353,000 or 10.1 percent in 1996 over the 1995 level. As a percentage of total average assets, this category was 3.7 percent in 1996 compared to 3.6 percent in 1995 and 3.5 percent in 1994. Salary and employee benefits, the largest non-interest expense, increased $98,000 or 6.6 percent in 1996. This increase reflects both an increase in the Bank's employee base, higher employee compensation and benefit costs, and new staff additions during the year. Also, the Bank's other expenses increased $255,000 or 12.7 percent for the year ended December 31, 1996. This increase is primarily attributable to the Bank's efforts to automate the delivery of its products and services through the use of its Automated Branch, ALMs, and numerous off-site ATMs.

During the fourth quarter of 1995, the Bank opened its first Automated Branch in Carmel, Indiana. This branch can perform most functions of a traditional branch through the use of an ATM, ALM and customer kiosk . In addition to the ALM located at the automated branch, the Bank also operates two other ALMs located in a jewelry store and at the Bank's Noblesville Ninth Street branch.

Also during 1995 and 1996, Metro developed an extensive off-premise ATM network. Metro entered into agreements with several area convenience store franchises to deploy ATMs in their facilities. As of December 31, 1995, three new off-premise ATMs had been deployed. During 1996, Metro deployed an additional ten ATMs. Currently, the Bank disburses cash at these sites and intends to include coupons and other paper based products in the future.

During 1996, Metro's legal and professional services expense increased to $137,000 from $132,000 in 1995. Also, during 1996 the Bank's student loan servicing fees decreased from $133,000 in 1995 to $108,000 in 1996. This decrease is primarily attributable to the Bank's efforts to decrease its student loan servicing fees through student loan sales and swapping of certain student loans with the guarantor.

In 1996, the Bank's advertising and public relations expense decreased by $42,000 or 15.4 percent, from the previous year.
This decrease is primarily due to a reduced number of television and radio commercials for the Bank during 1996.

In 1996, the Bank's FDIC insurance assessment increased by 60.7 percent or $71,000. This increase is due principally to the recognition of a one time recapitalization charge on the Savings Association Insurance Fund (SAIF) of $134,000 incurred during the third quarter. The Bank currently has $26.3 million or 26.5 percent of its deposits insured by the Savings Association Insurance Fund (SAIF).

Non-interest expense increased $412,000 or 13.39 percent in 1995 over the 1994 level. Salaries and employee benefits, the largest non-interest expense, increased $183,000 or 14.18 percent from 1994. This increase reflected an increase in the Bank's employee base and higher employee compensation and benefit costs.

Equipment expense increased $103,000 or  52.55 percent from 1995.
This increase was due to increased operating expense of the Bank's off-site ATMs and ALMs implemented in late 1995 and during 1996.

During  1995, advertising and public relations expense  increased
$46,000  or  20.35  percent from 1994.   This  increase  was  due
primarily to increased television and radio commercials during 1995.

During  1995, the FDIC insurance assessment decreased $46,000  or
28.2  percent  from 1994.  This decrease was due primarily  to  a
reduced   premium  rate on Bank deposits insured  with  the  FDIC
during the fourth quarter of 1995.



Non-Interest Expense
(dollars in thousands)

                                    For year ended
                                      December 31,        Percent Change From
                                 ----------------------     1996 to   1995 to
                                  1996     1995    1994      1995       1994
                                 ----------------------    ------------------
Salaries and Employee Benefits. $1,572   $1,474  $1,291       6.65%    14.18%
Net Occupancy Expense..........    265      195     197      35.90%    (1.02%)
Equipment Expense..............    299      196     187      52.55%     4.81%
Advertising and
    Public Relations...........    230      272     226     (15.44%)   20.35%
Legal and Professional Services    137      132     79        3.79%    67.09%
Data Processing................    238      179     162      32.96%    10.49%
FDIC Insurance Assessment......    188      117     163      60.68%   (28.22%)
Student Loan Servicing Fees....    108      133     164     (18.80%)  (18.90%)
Amortization of Core
    Deposit Intangible.........    141      141     141       0.00%     0.00%
Other..........................    664      650     467       2.15%    39.19%
                                -----------------------    ------------------
Total                           $3,842   $3,489  $3,077      10.12%    13.39%
                                =======================    ==================


Provision for Income Taxes

Metro provides for income taxes under the liability method of accounting for income taxes. Effective January 1, 1993, Metro adopted the provisions of SFAS 109, "Accounting for Income Taxes." Metro's provision for income taxes of $488,000 represents an effective tax rate of 43.9 percent in 1996. This compared to an effective tax rate of 40.8 percent in 1995 and 42.3 percent in 1994.

Details relative to Metro's income tax provisions are discussed in Note 10 to the Consolidated Financial Statements included in this Annual Report.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

Metro is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Metro's financial statements. Under federal capital adequacy guidelines and the regulatory framework for prompt corrective action, Metro must meet specific capital guidelines that involve quantitative measures of Metro's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Metro's capital amounts and classification are also subject to qualitative judgments by regulators involving capital components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Metro to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and Tier 1 capital to average assets. Management believes, as of December 31, 1996, that Metro meets all capital adequacy requirements to which it is subject. The following table sets forth the actual and minimum capital amounts and ratios of Metro and the Bank as of December 31, 1996 (dollars in thousands):

                                                             To Be Well
                                                         Capitalized Under
                                       For Capital       Prompt Corrective
                      Actual        Adequacy Purposes    Action Provisions
                  ---------------  -------------------  -------------------
                  Amount    Ratio    Amount     Ratio    Amount      Ratio
                  ------    -----    ------     -----    ------      -----
Total Capital
(to Risk Weighted
 Assets)
    Consolidated  $12,150   17.77%   $5,570    *8.00%    $6,838     *10.00%
    Bank            8,514   12.61%    5,404    *8.00%     6,755     *10.00%

Tier 1 Capital
(to Risk Weighted
Assets)
    Consolidated   11,295   16.52%    2,735    *4.00%     4,103     * 6.00%
    Bank            7,670   11.35%    2,702    *4.00%     4,053     * 6.00%

Tier 1 Capital
(to Average Assets)
    Consolidated   11,295   10.79%    4,186    *4.00%     5,233     * 5.00%
    Bank            7,670    7.58%    4,046    *4.00%     5,058     * 5.00%
                   ---------------    ----------------   ------------------
 * greater than or equal to.


As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-weighted, Tier 1 and leverage ratios as set forth in the table. There are no conditions or events since this notification that management believes have changed its or the Bank's capital category.

USE OF FUNDS

Investment Securities

Investment securities is the second major category of earning assets for the Bank. This portfolio, together with Federal Funds Sold, is used to manage the Bank's interest rate sensitivity and liquidity as other components of the balance sheet change. Management's objective is to maximize, within quality standards, its net interest margin while providing a stable source of liquidity through the scheduled stream of maturities and interest income.

Metro holds certain of its investment securities as "available for sale." Unrealized gains and losses, net of taxes, are excluded from earnings and reported as a net amount in a separate component of shareholders' equity until realized. Metro reclassified, at December 31, 1995, $3.8 million of " held to maturity" securities as "available for sale." The reclassification had no impact on Metro's earnings, but allows additional flexibility to adapt as interest rates change.

Metro has the intent and ability to hold securities classified as held to maturity until their respective maturities.  Accordingly,
such  securities  are  stated  at  cost  and  are  adjusted   for
amortization of premiums and accretion of discounts.

Realized gains or losses from the sale of securities are reflected in income on a specific identification basis. Interest income and the amortization of the premium and discount arising at the time of acquisition are included in income.

Investment securities comprise 32.6 percent of total earning assets at December 31, 1996. The "held to maturity" portfolio is managed to provide a stable source of liquidity through scheduled maturities and interest income payments. The "available for sale" portfolio is managed to maximize investment yields and to provide liquidity to react timely to the needs of the Bank. During 1996, proceeds from investment securities consisted of four sales totaling $4.0 million and scheduled maturing investments.

Total investment securities at December 31, 1996 increased by $2.1 million or 7.4 percent over the prior year. This increase is attributable to funds received from several sources, including the liquidation of guaranteed student loans and the overall increase in the Bank's core deposit base.

Weighted average yields of the investment securities portfolio were 5.54 percent in 1996 and 5.20 percent in 1995.

Investment   securities  consist  primarily  of  U.S.  government
agency and corporation bonds, derivative securities with both fixed and indexed interest rates, and mortgage backed securities with both fixed and floating interest rates. The derivative securities are subject to interest rate risk due to their dual index feature and are comprised of deleveraged bonds and structured agency and corporation notes. At December 31, 1996, the derivative securities amounted to $9.5 million classified as held to maturity and $2.9 million included in available for sale securities. Although these securities' current market values are below cost, Metro does not believe these securities to be other than temporarily impaired due to the creditworthiness of the issuers (primarily the Federal Home Loan Bank), the shorter term maturities of the notes (approximately three years), current interest rate yields of the securities and Metro's intent and ability to hold such securities to maturity. The mortgage backed securities are subject to both prepayment and interest rate risk and have been classified primarily as available for sale.

Federal funds sold amounted to $6.3 million at December 31, 1996 compared to $6.7 million at December 31, 1995, a decrease of $400,000 from year-end 1995. This decrease is attributable to the Bank's daily fluctuations in cash and liquidity requirements.


Investment Securities Portfolio
(dollars in thousands)

                                              Gross       Gross     Estimated
                                 Amortized  Unrealized  Unrealized    Market
                                    Cost       Gains      Losses      Values
                                 ---------  ----------  ----------  ---------
DECEMBER 31, 1996
Investment Securities Held to
   Maturity

Mortgage Backed Securities             $94         $2          $-        $96

U.S. Government Agencies and
   Corporations                      9,462          -        (549)     8,913
Time Deposits                          500          -           -        500
                                 ---------  ---------  ----------   --------
                                   $10,056         $2       ($549)    $9,509
                                 =========  =========  ==========   ========

Investment Securities Available
   For Sale

Mortgage-Backed Securities         $15,913        $51       ($129)  $15,835
U.S. Government Agencies and
   Corporations                      5,401          -         (76)    5,325
                                 ---------  ---------  ----------   -------
                                   $21,314        $51       ($205)  $21,160
                                 =========  =========  ==========   =======

DECEMBER 31, 1995

Investment Securities Held to
   Maturity

Mortgage-Backed Securities            $328         $5         $-       $333

U.S. Government Agencies and
   Corporations                      9,438          -       (753)     8,685

Time Deposits                          500          -          -        500
                                  --------  ---------  ---------   --------
                                   $10,266         $5      ($753)    $9,518
                                  ========  =========  =========   ========

Investment Securities Available
   For Sale

Mortgage-Backed Securities          $9,466       $30       ($148)    $9,348

U.S. Treasury Security and
Obligations of U.S. Government
Agencies and Corporations            9,599        17       (155)      9,461
                                 ---------  --------  ---------   ---------
                                   $19,065       $47      ($303)    $18,809
                                 =========  ========  =========   =========


Maturity Distribution of Investment Securities
(dollars in thousands)

                                           As of December 31, 1996
                                      ------------------------------------
                                         Held to              Available
                                         Maturity              for Sale
                                      --------------       ---------------
                                                Fair                  Fair
                                              Market                Market
                                      Cost     Value        Cost     Value
                                      ----    ------        ----    ------
Mortgage-Backed Securities
----------------------------
   Due within one Year                 $49       $50          $-        $-
   1 -   5 Years                        45        46       2,169     2,175
   6 - 10 Years                          -         -       2,401     2,348
   Due After 10 Years                    -         -      11,343    11,312
                                      ----    ------     -------   -------
     Total                             $94       $96     $15,913   $15,835
                                      ====    ======     =======   =======

U.S. Government Agencies and
Corporations
----------------------------
   Due within One Year                 $ -       $ -        $400      $400
   1 -   5 Years                     7,962     7,623       5,001     4,925
   6 - 10 Years                      1,500     1,290           -         -
   Due After 10 Years                    -         -           -         -
                                    ------    ------      ------    ------
     Total                          $9,462    $8,913      $5,401    $5,325
                                    ======    ======      ======    ======

Time Deposits
----------------------------
   Due within One Year                $500      $500         $ -       $ -
                                    ======    ======      ======    ======

                                            As of December 31, 1995
                                    --------------------------------------
                                        Held to              Available
                                        Maturity              for Sale
                                    ----------------      ----------------
                                                Fair                  Fair
                                              Market                Market
                                      Cost     Value        Cost     Value
                                      ----    ------        ----    ------
Mortgage-Backed Securities
--------------------------
   Due within One Year                $198      $199         $ -       $ -
   1 -   5 Years                         -         -           -         -
   6 - 10 Years                        130       134        1,759    1,734
   Due After 10 Years                  $ -       $ -        7,707    7,614
                                      ----      ----       ------   ------
     Total                            $328      $333       $9,466   $9,348
                                      ====      ====       ======   ======

U.S. Treasury Security and
Obligations of U.S. Government
and Corporations
------------------------------
   Due within One Year                 $ -       $ -       $1,999   $1,998
   1 -   5 Years                     7,938     7,394        6,611    6,458
   6 - 10 Years                      1,500     1,291            -        -
   Due After 10 Years                    -         -          989    1,005
                                    ------    ------       ------   ------
     Total                          $9,438    $8,685       $9,599   $9,461
                                    ======    ======       ======   ======

Time Deposit
-----------------------------
Due within One Year                   $500      $500          $ -     $ -
                                    ======    ======       ======   =====



Investment Securities Weighted Average Yield

           Due     1 to Less   5 to Less      Due
          within     than 5      than 10     After
           One       Years       Years        10
           Year                              Years   Overall
          ------   ---------   ---------   -------   -------
1996       6.24%      4.87%       5.40%      6.62%     5.54%
1995       5.75%      4.30%       5.08%      6.61%     5.20%


Loans

Total loans increased by 8.2 percent to $65.4 million at December 31, 1996 from the prior year. The increase is due to the growth of both the commercial portfolio and the installment portfolio, which grew in 1996 by 12.7 percent and 20.3 percent, respectively. The Bank continued to make a concerted effort during the year to increase its commercial and installment loan portfolio through the use of an extensive loan officer calling program aimed at the Bank's target market. During 1996, the Bank increased the installment loan portfolio by expanding its indirect lending relationship through a local window manufacturer. Throughout 1996, the Bank sold approximately $1.2 million of its guaranteed student loan portfolio to Secondary Market Services, Inc., an affiliate of USA Group. The primary reason for this transaction was to provide the Bank with additional cash to fund its internally generated loan growth.

The Bank's growth in commercial and other loans is centered around short- and intermediate-term maturities. The bank has maintained a competitive approach toward high quality loans in its marketplace. The Bank's loan portfolio is well diversified with no significant concentration of loans in any single industry. While Guaranteed Student Loans (GSLs) account for 14.7 percent of the Bank's loan portfolio at December 31, 1996, these loans are comprised of approximately 6,700 notes made to nearly 1,700 borrowers who are geographically dispersed throughout the United States. These loans are serviced and guaranteed pursuant to the Higher Education Act of 1965, as amended ("HEA"), by USA Group Loan Services and USA Funds, respectively, affiliates of USA Group.


Loan Portfolio at Year-End
(dollars in thousands)

                                                     Percent
                                                   change from
                           December 31,            1995    1994
                                                    to      to
                       1996    1995    1994        1996    1995
                     -------------------------    --------------
Commercial           $35,064  $31,122  $25,950     12.7%   19.9%
Real Estate -
    Construction       3,970    2,251    2,208     76.4%    1.9%
Mortgage                 787      838    1,022     (6.1%)  (18.0%)
Installment           15,933   13,242    9,748     20.3%    35.8%
Student Loans          9,631   12,999   17,556    (25.9%)  (26.0%)
                     -------------------------    ---------------
  Total Loans         65,385   60,452   56,484      8.2%     7.0%
                                                  ===============
Less: Allowance for
Loan Losses             (866)   (910)     (586)
                     -------------------------
   Net Loans         $64,519  $59,542  $55,898
                     =========================

The Bank's loan portfolio is comprised primarily of commercial and installment loans. At December 31, 1996, the Bank did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.


            Composition of Loan Portfolio by Type

                                          December 31,
                                    -----------------------
                                    1996      1995     1994
                                    -----------------------
            Commercial              53.6%     51.5%   45.9%
            Real Estate -
              Construction           6.1%      3.7%    3.9%
            Mortgage                 1.2%      1.4%    1.8%
            Installment             24.4%     21.9%   17.3%
            Student Loans           14.7%     21.5%   31.1%
                                    -----------------------

Loan Quality

The primary responsibility and accountability for the day-to-day lending activities of the Bank rest with each loan officer. Bank management has established specific lending authority for each loan officer based upon the loan officer's experience and performance. The Bank also has a management loan committee and a director loan committee which meet weekly and semi-monthly, respectively. These committees provide for continuous communication through the collective knowledge, judgment and experience of its members. Additionally, they offer valuable input to lending personnel, act as a loan approval body and monitor the overall quality of the Bank's loan portfolio.

The Bank maintains a comprehensive loan review program. The purpose of the program is to evaluate credit quality and loan documentation. Bank management uses this program to evaluate the loan portfolio against its credit quality standards and its assessment of the adequacy of the allowance for loan losses.

The Bank's Board of Directors meets monthly to review and approve the activity of the loan committees. Additionally, the Bank's
Board reviews all problem loans and delinquency reports at each Board meeting.

The   Bank  utilizes  a  risk  system  whereby  each  commercial, financial, real estate-construction, mortgage and installment loan is assigned a risk rating, with the individual ratings monitored on an ongoing basis. Each week, reports of problem loans are prepared and reviewed by the Bank's loan committees. In addition to under-performing loans, these reports include loans where a customer's cash flow or net worth may be insufficient with regard to loan repayment, loans which have been criticized in a regulatory examination and any other loans where either the ultimate collectibility of the loan is in question or the loan has characteristics requiring special monitoring.

Assets considered to be under-performing are monitored closely by Bank management. Under-performing assets are defined as: 1) non-accrual loans where the ultimate collectibility of interest is uncertain, but the principal is considered collectible; 2) loans past due ninety days or more as to principal or interest; 3)
loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower; and 4) other real estate owned.

Metro adopted the Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standard No. 118, on January 1, 1995. As of December 31, 1996, Metro had investments in loans which were impaired in accordance with SFAS No's. 114 and 118 of $157,000. Of this amount, $148,000 had no related specific allowance. The remaining $9,000 of impaired loans were fully reserved.

The Bank's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans which receive the classification of impaired during the current period, interest accrued to date is charged against current earnings. No interest is accrued after any loan is classified impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding. Interest income of $28,000 would have been recorded in 1996 on impaired loans if such loans had been accruing interest throughout the year in accordance with their original terms. In 1996, interest income in the amount of $10,000 was recorded on impaired loans prior to being classified as impaired. The average balance of impaired loans was $161,000 at December 31, 1996.

Loans are charged off when they are deemed uncollectible. Total charged-off loans, net of recoveries, were $111,000 in 1996, compared to $43,000 in 1995 and $29,000 in 1994.

The  following tables present activity in the allowance for  loan
losses  account  and  allocation of  the  allowance  among   loan
categories:


       Allowance for Loan Losses
      (dollars in thousands)

                                       For year ended December 31,
                                       ---------------------------
                                             1996        1995
                                             ----        ----
       Allowance for Loan Losses,
           January 1,                        $910        $586
                                             ----        ----
        Loans Charged Off:
           Commercial                          48          28
           Installment                         71          26
                                             ----        ----
               Total Charge-Off               119          54
                                             ----        ----
        Recoveries on Charged-Off Loans:
           Commercial                           7           1
           Installment                          1          10
                                             ----        ----
               Total Recoveries                 8          11
                                             ----        ----
        Net Charge-Off                        111          43
                                             ----        ----
        Provision for Loan Losses              67         367
                                             ----        ----
        Allowance for Loan Losses,
           December 31                       $866        $910
                                             ----        ----
        Average Loans Outstanding         $64,224     $59,115
                                          =======     =======
        Net Charge-Off to Average Loans      0.17%      0.07%
                                          =======     =======

        Allocation of Allowance for Loan Losses
        (dollars in thousands)

                                        December 31,
                                      ---------------
                                      1996       1995
                                      ----       ----
        Commercial                    $532       $590
        Real Estate -
          Construction                  60         38
        Mortgage                         5         17
        Installment                    263        259
        Student Loans                    6          6
                                      ----       ----
        Total                         $866       $910
                                      ====       ====

The student loan portfolio is fully guaranteed by a third party for all loans which were first disbursed prior to October 1, 1993. For those loans disbursed on or after October 1, 1993 (or consolidated on or after that date), the guarantee is 98 percent of the principal and interest due, provided that the lender did not incur violations sufficient to cause the assessment of an interest penalty or the loss of guarantee on the loan. All guaranteed student loans are re-insured in various amounts by the federal government. As of December 31, 1996, approximately $704,000 or 7.31 percent of the Bank's student loan portfolio was disbursed after October 1, 1993.


      Under-Performing Assets
      (dollars in thousands)

                                            December 31,
                                          ---------------
                                           1996      1995
                                          ---------------
      Non-Accruing Loans                   $157       $37
      Renegotiated Loans                      -         -
      Ninety (90) Days Past Due             445       792
                                           --------------
      Total Under-Performing Assets        $602      $829
                                           ==============
      Under-Performing Assets as a
      Percentage of Total Loans            0.92%    1.37%

      Past Due Loans (90 Days or More)
        Commercial                           $-        $-
        Real Estate - Construction            -         -
        Mortgage                              -         -
        Installment                           -         -
        Student Loans                       445       792
                                           --------------
      Total                                $445      $792
                                           ==============

In addition to the loans classified as under-performing, managment is closely monitoring loans approximately $31,000 as of December 31, 1996 for the borrowers' ability to continue to comply with contractual terms. For these loans, the existing conditions do not warrant either a partial charge-off or classification as non-accrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the general condition of the portfolio and in establishing the allowance for loan losses.

SOURCES OF FUNDS

The Bank's primary funding source is its base of core customer deposits, which includes non-interest bearing demand deposits, regular savings and money market accounts, and small denomination (under $100,000) certificates of deposit. Other shorter term sources of funds are large denomimation certificates of deposit and securites sold under agreements to repurchase.
The following table represents information with respect to average balances of these funding sources.


Funding Sources-Average Balances
(dollars in thousands)

                                                                 Percent
                                                               Change from
                                    For year ended          -----------------
                                      December 31,            1995      1994
                             ---------------------------       to        to
                                1996      1995      1994      1996      1995
                             ---------------------------    -----------------
Core Deposits:
Non-Interest Bearing Demand  $16,443   $13,767   $13,664     19.44%      .75%
Savings Accounts               5,764     5,686     5,727      1.37%     (.72%)
Money Market and NOW Accounts 28,760    25,164    22,123     14.29%    13.75%
Other Time Deposits           29,652    30,226    28,868     (1.90%)    4.70%
                             ---------------------------    -----------------
Total Core Deposits          $80,619   $74,843   $70,382      7.72%     6.34%
                             ---------------------------    -----------------
Time Deposits of
     $100,000 and Over       $11,464    $9,278    $7,491     23.56%    23.86%


Federal Funds Purchased
and Securities Sold under
Agreements to Repurchase         194       533       114   (63.60%)   367.54%
                             ---------------------------    -----------------
Total Funding Sources        $92,277   $84,654   $77,987     9.00%      8.55%
                             ===========================    =================



Funding Sources - Yields

                                                                 Percent
                                                               Change from
                                   For year ended           ----------------
                                     December 31,            1995       1994
                             ---------------------------      to         to
                                 1996     1995      1994     1996       1995
                             ---------------------------    ----------------
Core Deposits:
Non-Interest Bearing Demand         -        -         -        -          -
Savings Accounts                 2.77%    3.21%    2.83%   (13.71%)    13.43%
Money Markets & NOW Accounts     3.40%    3.30%    2.53%     3.03%     30.43%
Other Time Deposits              5.76%    5.65%    4.69%     1.95%     20.47%
                             ---------------------------    -----------------
Total Core Deposits              4.64%    4.61%    3.78%      .65%     21.96%
                             ---------------------------    -----------------
Federal Funds Purchased and
Securities Sold under
Agreements to Repurchase         4.88%    5.40%    3.17%   (9.63%)     70.35%
                             ---------------------------    -----------------
Total Yield                      4.64%    4.62%    3.78%     .43%      22.22%
                             ===========================    =================


The Bank's average core deposits have shown steady growth over the past several years, increasing by $2.8 million or 3.6 percent in 1996 compared 10.6 percent in 1995. During 1996, the Bank experienced increases in all categories of average deposits. The daily average balance of savings, money market and NOW accounts and certificates of deposit increased 4.6 percent during 1996.

No one category of deposits dominated the growth experienced by the Bank. This growth was generated primarily by the Bank's loan calling program which produced a number of new commercial deposits. Also, the Bank continues to service a number of bank accounts which relate to the real estate title services industry. Due to the nature of the title services industry, these deposits are short-term and usually deposited in the Bank during the last week of each month and withdrawn during the first week of the following month. This typically increases the Bank's deposits at the end of each month.


Certificates of Deposit of $100,000 and Over
(dollars in thousands)


        Year                   91 -        181 -      Beyond
         End      1 - 90        180         366       1 Year
       Balance     Days        Days         Days
       -------    -------      ------      ------     ------
1996   $10,800     $1,497      $1,649      $5,435     $2,219
1995    $8,697     $2,250      $2,115      $1,410     $2,922


Currently, the Bank has available separate agreements with two regional banks which provide for the purchase of Federal funds to meet short-term liquidity needs. The total amount of Federal funds available to the Bank under these agreements is $2.4 million. The average balance of Federal funds purchased during 1996 was $133,000.


LIQUIDITY AND RATE SENSITIVITY

The primary function of liquidity and interest rate sensitivity management is to provide for and assure an ongoing flow of funds that is adequate to meet all current and future financial needs of the Bank. Such financial needs include funding credit commitments, satisfying deposit withdrawal requests, purchasing property and equipment and paying operating expenses. The funding sources of liquidity are principally the maturing assets and short-term and long-term borrowings. The purposes of liquidity management are to match sources of funds with anticipated customer borrowings and withdrawals and other obligations and to ensure a dependable funding base. Rate sensitivity analysis places each of the Bank's balance sheet components in its appropriate maturity category according to its repricing frequency, thus enabling management to measure the exposure to changes in interest rates.

The Bank's Asset/Liability and Investment Committee, which sets forth the guidelines under which the Bank manages its deposits and its investment and loan portfolios, is responsible for monitoring the Bank's investment portfolio. The objective of this committee is to provide for the maintenance of an adequate net interest margin and adequate level of liquidity to keep the Bank sound and profitable during all stages of an interest rate cycle. Metro utilizes the services of an external investment consultant and widely recognized research firm. These outside consultants provide Metro with decision support information necessary to monitor, analyze and track the performance of the Bank's investment portfolio.

At December 31, 1996, $32.0 million or 49.1 percent of the loan portfolio are fixed rate loans, excluding non-accruing loans. Variable rate loans, excluding non-accruing loans, amounted to $33.2 million or 50.9 percent of the loan portfolio at December 31, 1996. Fixed and variable rate loans with a scheduled maturity date greater than one year amounted to $27.0 million and $8.1 million, respectively, at December 31, 1996. In the investment securities category, $17.1 million or 54.8 percent of the portfolio matures within one year. The Bank's average loan-to-deposit ratio, another indication of liquidity, was 69.8 percent in 1996 compared to 70.3 percent for 1995.

Management also monitors the Bank's balance between interest rate sensitive assets and liabilities to ensure that changes in interest rates will not adversely affect earnings. Management of these sensitive items is important to protect the net interest margin from adverse fluctuations in market interest rates and assure earnings stability.

Interest rate sensitivity occurs when assets and liabilities are subject to rate and yield changes within a designated time horizon. An interest rate sensitivity gap ("GAP") is determined by the differential of interest-earning assets and interest-bearing liabilities. For an institution with a negative GAP for a given period, the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of the interest-earning assets repricing within the same period. Accordingly, in a rising interest rate environment, institutions with a negative GAP will generally experience greater increases in costs of their interest-bearing liabilities than in yields on their interest-earning assets. Conversely, the yields on interest-earning assets of institutions with a negative GAP will generally decrease less than the cost of their interest-bearing liabilities during declining interest rate environments. Changes in interest rates will generally have the opposite effect on institutions with a positive GAP.

In the first nine years of the Bank's operations, management has closely monitored its liquidity and interest rate sensitivity. Management's objective in interest rate sensitivity management is to reduce the Bank's vulnerability to future interest rate fluctuations while providing for growth of the net interest margin. Management's goal is to maintain a GAP ratio of rate-sensitive assets to rate-sensitive liabilities within a range of
0.70 to 1.30 for the one year time frame.

The  cumulative GAP ratio of the Bank on December  31,  1996  was
74.4  percent for expected maturities of ninety days or less  and
69.4 percent for maturities of one year or less. These ratios fall near or within the Bank's desired liquidity range for one year. Management recognized that the Bank is within a liability sensitive position at December 31, 1996 and will consider strategies to maintain its desired position. Management will continue to maximize its net interest margin while managing interest rate risk within prudent boundaries. Based upon the current balance sheet structure of the Bank, any future increase in interest rates could have a negative impact on the Bank's net interest margin and earnings. Given current economic conditions, management expects any increase in general interest rates to have a minimal effect on the Bank's earnings.


Interest Rate Sensitivity Analysis
(dollars in thousands)

                               1 - 90     91 -     1 - 5    Beyond
                                Days       365     Years      5       Total
                                           Days              Years
                              -------   -------  --------  -------  -------
Earning Assets:
 Investment Securities            $ -      $949   $15,107  $15,160  $31,216
 Federal Funds Sold             6,300         -         -        -    6,300
 Loans (excluding non-
        accruing)              26,272    11,957    15,929   11,070   65,228
                              -------   -------   -------  ------- --------
Total Earning Assets          $32,572   $12,906   $31,036  $26,230 $102,744
                              =======   =======   =======  ======= ========

Interest-Bearing Liabilities:
 Savings and Time Deposits    $42,268   $21,694   $11,993     $186  $76,141
 Borrowed Funds                 1,500         -         -        -    1,500
                              -------   -------   -------  -------  -------
 Total Interest-Bearing
          Liabilities         $43,768   $21,694   $11,993     $186  $77,641
                              =======   =======   =======  =======  =======

Interest Rate Sensitivity
          Gap Per Period     ($11,196)  ($8,788)  $19,043  $26,044  $25,103

Cumulative Gap               ($11,196) ($19,984)    ($941) $25,103  $25,103

Cumulative Ratio of Interest
          Rate Sensitivity       74.4%     69.4%     98.9%   132.3%   132.3%


EFFECTS OF INFLATION

The assets and liabilities of a banking entity are unlike companies with investments in inventory, plant and equipment. Being primarily monetary in nature and, in this respect, different from most non-financial services companies, the performance of a bank is affected more by changes in interest rates than by inflation.

Over the past five years, the rate of inflation has been relatively low. As a result, the impact upon the Bank's balance sheet and levels of income and expense has been minimal.

Report of Independent Public Accountants
To the Board of Directors and the Shareholders of MetroBanCorp:

We have audited the accompanying consolidated statement of condition of MetroBanCorp (an Indiana Corporation) and subsidiary as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity and cash flows, for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MetroBanCorp and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





                                             ARTHUR ANDERSEN LLP

                                             /s/ Arthur Andersen LLP


                                             Indianapolis, Indiana,
                                             January 29, 1997.


Consolidated Statement of Condition
MetroBancorp & Subsidiary
(in thousands)

                                                        December 31,
                                                   ------------------------
                                                    1996              1995
                                                   ------            ------
ASSETS
Cash and Due from Banks........................... $7,475           $11,432
Federal Funds Sold................................  6,300             6,650
                                                   ------            ------
     Total Cash and Cash Equivalents.............. 13,775            18,082
                                                   ------            ------

Investment Securities Held to Maturity -
  at Amortized Cost (Market Value:
  1996 - $9,509 and 1995 - $9,518)................ 10,056            10,266
Investment Securities Available
  for Sale - at Market Value...................... 21,160            18,809
                                                   ------            ------
     Total Investment Securities.................. 31,216            29,075
                                                   ------            ------

Loans                                              65,385            60,452
Allowance for Loan Losses.........................   (866)             (910)
                                                   ------            ------
Loans, net........................................ 64,519            59,542
                                                   ------            ------

Premises and Equipment, net.......................  1,821             1,910
Accrued Interest Receivable.......................    871               953
Core Deposit Intangible, net of Accumulated
 Amortization of $804 in 1996 and $664 in 1995....    322               463
Deferred Tax Asset................................    360               365
Other Assets......................................    499               489
                                                  -------           -------
    Total Assets................................ $113,383          $110,879
                                                  =======           =======


LIABILITIES
Deposits:
 Non-Interest Bearing Demand......................$23,141          $17,983
 Interest Bearing:
     Savings and NOW Accounts..................... 35,507           37,966
     Time Deposits of $100,000 and over........... 10,800            8,697
     Other Time Deposits.......................... 29,836           30,218
                                                   ------           ------
Total Deposits.................................... 99,284           94,864

Securities Sold Under Agreements to Repurchase....  1,500            3,900
Accrued Interest Payable..........................    419              466
Other Liabilities.................................    679              504
                                                  -------           ------
     Total Liabilities........................... 101,882           99,734

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred Stock: 1,000,000 authorized;
    none outstanding..............................      -                -
Common Stock: 3,000,000 authorized;
    1,681,291 Issued and Outstanding
    in 1996 and 1995.............................. 11,210           11,210
Accumulated Earnings..............................    407              119
Net Unrealized Loss on Investment
    Securities Available for Sale.................   (116)            (184)
                                                   ------           ------
Total Shareholders' Equity.......................  11,501           11,145
                                                 --------         --------
Total Liabilities and Shareholders' Equity       $113,383         $110,879
                                                 ========         ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.



Consolidated Statement of Operations
MetroBanCorp & Subsidiary
(in thousands, except share data)

                                                    Years ended December 31
                                                   -------------------------
                                                   1996      1995       1994
                                                   ----      ----       ----
INTEREST INCOME:
  Interest and Fees on Loans.................... $6,130    $5,707     $4,457
  Interest on Investment Securities.............  1,600     1,483      1,369
  Interest on Federal Funds Sold................    143       217        163
                                                  -----     -----      -----
Total Interest Income...........................  7,873     7,407      5,989
                                                  -----     -----      -----

INTEREST EXPENSE:
  Interest on Deposits..........................  3,496     3,229      2,419
  Interest  on Term Borrowings..................     23        28         14
                                                  -----     -----      -----
Total Interest Expense..........................  3,519     3,257      2,433
                                                  -----     -----      -----

Net Interest Income.............................  4,354     4,150      3,556
  Provision for Loan Losses.....................     67       367        165
                                                  -----     -----      -----
Net Interest Income after Provision
    for Loan Losses.............................  4,287     3,783      3,391
                                                  -----     -----      -----

NON-INTEREST INCOME:
 Service Charges on Deposit Accounts............    302       309        330
 Net Securities Gain/(Loss).....................    (12)        2          -
 Other Service Charges, Commissions and Fees....    377       445        190
                                                  -----     -----      -----
Total Non-Interest Income.......................    667       756        520
                                                  -----     -----      -----
NON-INTEREST EXPENSE:
Salaries and Employee Benefits..................  1,572     1,474      1,291
Net Occupancy Expense...........................    265       195        197
Equipment Expense...............................    299       196        187
Advertising and Public Relations................    230       272        226
Legal and Professional Services.................    137       132         79
Data Processing.................................    238       179        162
FDIC Insurance Assessment.......................    188       117        163
Student Loan Servicing Fees.....................    108       133        164
Amortization of Core Deposit Intangible.........    141       141        141
Other...........................................    664       650        467
                                                  -----     -----      -----
Total Non-Interest Expense......................  3,842     3,489      3,077
Income Before Income Taxes......................  1,112     1,050        834
   Applicable Income Taxes......................    488       428        353
                                                  -----     -----      -----
NET INCOME......................................   $624      $622       $481
                                                  =====     =====      =====

NET INCOME PER COMMON SHARE...................... $0.37     $0.37      $0.34
                                                  =====     =====      =====

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING    1,681,291  1,681,291  1,409,874
                                              ---------  ---------  ---------

The accompanying notes to the consolidated financial statements are an integral part of these statements.



Consolidated Statement of Cash Flows
MetroBanCorp & Subsidiary
(in thousands)

                                                    Years ended December 31,
                                                    ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                1996     1995     1994
----------------------------------------------------------------------------
Net Income.........................................  $624     $622     $481
Adjustments to Reconcile Net Income to Cash
  Provided by Operating Activities:
    Provision for Loan Losses......................    67      367      165
    Deferred Income Tax Provision/(Benefit)........   (62)     (71)     184
    Depreciation and Amortization..................   394      293      316
    Gain on Sale of Real Estate....................   (35)       -        -
    (Gain)/Loss on Sale of Securities..............    12       (2)       -
    (Increase)/Decrease in Accrued Interest
    Receivable.....................................    82     (156)     (64)
    (Increase)/Decrease in Other Assets............   (12)    (180)      15
    Increase/(Decrease) in Accrued Interest Payable   (47)     113       65
    Increase in Other Liabilities..................   175      141       39
---------------------------------------------------------------------------
Total Adjustments..................................   574      505      720
---------------------------------------------------------------------------
Net Cash Flows Provided by Operating Activities.... 1,198    1,127    1,201

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from Maturities of Investment
       Securities Held to Maturity................    233       66      117
    Proceeds from Maturities of Investment
       Securities Available for Sale..............  2,348      194    1,727
    Proceeds from Sales of Investment
       Securities Available for Sale..............  3,954    1,588        -
    Purchases of Investment Securities
       Available for Sale......................... (8,563)  (4,380) (12,029)
    Purchase of Student Loans.....................      -   (2,020)  (3,092)
    Proceeds from Sales of Student Loans..........  1,178    4,005      884
    Proceeds from the Repayment of
       Student Loans..............................  2,190    1,002        -
    Net Loans made to Customers................... (8,412)  (6,264)  (4,934)
    Purchases of Premises and Equipment...........   (526)    (531)    (472)
    Proceeds from the Sale of Real Estate.........    409        -        -
----------------------------------------------------------------------------
Net Cash Flows Used in Investing Activities        (7,189)  (6,340) (17,799)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from the Issuance of Common Stock....      -        -    5,239
    Net Increase in Demand Deposits, NOW
       and Savings Accounts.......................  2,699   14,651    3,554
    Net Increase in Time Deposits.................  1,721    3,015      210
    Net Increase/(Decrease) in Securities Sold
       under an Agreement to Repurchase........... (2,400)   1,500   (6,600)
    Repayment of Long-Term Borrowings.............      -        -     (750)
    Repayment of Short-Term Borrowings............      -        -      (16)
    Cash Dividend Paid............................   (336)    (167)       -
----------------------------------------------------------------------------
Net Cash Flows Provided by Financing Activities     1,684   18,999    1,637
----------------------------------------------------------------------------
   Net Increase/(Decrease) in Cash and
   Cash Equivalents............................... (4,307)  13,786  (14,961)

   Cash and Cash Equivalents at Beginning
   of Period...................................... 18,082    4,296   19,257
----------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period........$13,775  $18,082   $4,296
                                                  ==========================

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Year for Interest Expense     $3,584   $3,101   $2,368
Cash Paid During the Year for Income Taxes            483      131       10

The accompanying notes to the consolidated financial statements are an integral part of these statements.



Consolidated Statement of Shareholders' Equity
MetroBanCorp & Subsidiary
(in thousands, except share data)

                                                                Net
                                                             Unrealized
                                                            Gains/(Loss)
                                                                 on
                                                             Investment
                                                Accumulated  Securities
                          Common Shares  Common   Earnings   Available
                           Outstanding    stock  /(Deficit)  for  Sale  Total
-------------------------------------------------------------------------------
Balances, December 31, 1993..  735,837    $5,971  ($817)      ($36)     $5,118
Net Income...................        -         -    481          -         481
Issuance of Stock............  945,454     5,436      -          -       5,436
Offering Cost................        -      (197)     -          -        (197)

Net Unrealized Loss on
Investment Securities
Available for Sale...........        -        -       -       (487)       (487)
-------------------------------------------------------------------------------
Balances, December 31, 1994  1,681,291   11,210    (336)      (523)     10,351

Net Income...................        -        -     622          -         622
Dividend Paid................        -        -    (167)         -        (167)

Net Unrealized Gain on
Investment Securities
Available for Sale...........        -        -       -        339         339
-------------------------------------------------------------------------------
Balances, December 31, 1995  1,681,291   11,210     119       (184)     11,145
Net Income...................        -        -     624          -         624
Dividend Paid................        -        -    (336)         -        (336)

Net Unrealized Gain on
Investment Securities
Available for Sale...........        -        -       -         68          68
-------------------------------------------------------------------------------
Balances, December 31, 1996  1,681,291  $11,210     $407     ($116)    $11,501


The accompanying notes to the consolidated financial statements are an integral part of these statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
METROBANCORP & SUBSIDIARY


1. BACKGROUND OF CORPORATION

   MetroBanCorp ("Metro") was incorporated in the State of Indiana in 1987 for the purpose of holding all of the shares of common stock of MetroBank ("Bank"), an Indiana-chartered commercial bank which commenced operations in April, 1988.

   The Bank's primary market and service area is Hamilton County and Northern Marion County, which are together considered parts of the Northside Suburban Indianapolis metropolitan area. The Bank's primary mission is to provide commercial and individual banking services in the previously defined service area.

2. SUMMARY OF ACCOUNTING AND REPORTING POLICIES

   BASIS OF ACCOUNTING - The accompanying consolidated financial statements include the accounts of Metro and the Bank. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and conform with general practices in the banking industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimated. All significant intercompany balances and transactions have been eliminated.

   CASH EQUIVALENTS - For purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents include cash on hand, amounts due from banks and overnight Federal funds sold.

   INVESTMENT SECURITIES - Metro has the intent and ability to hold securities classified as held to maturity until their respective maturities. Accordingly, such securities are stated at cost and are adjusted for amortization of premiums and accretion of discounts.

   All securities not classified as held to maturity are considered available for sale. Unrealized gains and losses, net of taxes, are excluded from earnings and reported as a net amount in a separate component of shareholders' equity until realized.

   Realized gains or losses from the sale of securities are reflected in income on a specific identification basis.
   Interest income and the amortization of the premium and discount arising at acquisition are included in income.

   ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the reserve is based upon an evaluation of the portfolio, a review of loan delinquencies, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The reserve is increased by provisions for loan losses charged against income.

   LOANS - Interest income on all loans is calculated using the simple interest method on the daily balances of the principal amount outstanding. The Bank's policy is to place loans on non-accrual status when management believes the collection of interest to be doubtful.

   Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment to the related loan's yield. The Bank is generally amortizing these amounts over the contractual life of the related loans.

   PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization included in non-interest expense is computed using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 30 years. Routine maintenance, repairs and minor improvements are charged to non-interest expense as incurred.

   CORE DEPOSIT INTANGIBLE -  The  core  deposit   intangible
   represents the excess of acquisition costs over the fair value of net assets acquired and is being amortized on the straight-line basis over a period of eight years.

   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE       -   These
   securities are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were sold plus accrued interest. It is Metro's policy to relinquish control of securities sold under the agreements to repurchase. Metro also monitors its exposure with respect to securities borrowed transactions. The maximum amount of outstanding agreements at any month-end was $3.0 million during the year. The average outstanding balance of securities sold under agreements to repurchase amounted to $53,000 for the year ended December 31, 1996.

   PER SHARE DATA - Per share data included in Metro's consolidated statement of operations is based upon the weighted average number of common shares outstanding. Outstanding stock options during 1996 and 1995 did not have a dilutive effect on earnings per share.

   RECLASSIFICATIONS - Certain 1994 and 1995 amounts in the consolidated financial statements have been reclassified to conform with the 1996 presentation. Such reclassifications had no effect on net income.

   IMPACT OF ACCOUNTING CHANGES     -  The  Financial  Accounting
   Standards  Board  issued  Statement  of  Financial  Accounting
   Standards No. 122, "Accounting for Mortgage Servicing Rights," which modifies the accounting for mortgage servicing rights to allow the recognition of servicing assets whether they are purchased or originated. Metro adopted the provisions of this statement effective January 1, 1996, and there was no material impact to its consolidated financial condition or results of operations.

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Metro adopted the provisions of this
   statement  effective  January  1,  1996,  and  there  was   no
   material impact to its consolidated financial condition or results of operations.

3. INVESTMENT SECURITIES

   Investment securities consist primarily of U.S. government agency and corporation bonds, derivative securities with both fixed and indexed interest rates, and mortgage backed securities with both fixed and floating interest rates. The derivative securities are subject to interest rate risk due to their dual index feature and are comprised of deleveraged bonds, and structured agency and corporation notes. At December 31, 1996, the derivative securities amounted to $9.5 million classified as held to maturity and $2.9 million included in available for sale securities. Although these securities' current market values are below cost, Metro does not believe these securities to be other than temporarily impaired due to the creditworthiness of the issuers
   (primarily the Federal Home Loan Bank), the shorter term maturities of the notes (approximately three years), current interest rate yields of the securities and Metro's intent and ability to hold such securities to maturity. The mortgage backed securities are subject to both prepayment and interest rate risk and have been classified primarily as available for sale. The amortized cost and estimated market values of investment securities are as follows:


Investment Securities
(dollars in thousands)

                                              Gross        Gross   Estimated
                               Amortized   Unrealized   Unrealized   Market
                                  Cost        Gains        Losses    Values
                               ---------   ----------   ----------  --------
DECEMBER 31, 1996
Investment Securities Held to
   Maturity
Mortgage-Backed Securities           $94          $2         $ -         $96

U.S. Government Agencies and
   Corporations                    9,462           -         (549)     8,913

Time Deposits                        500           -            -        500
                               ---------   ---------   ----------  ---------
                                 $10,056          $2        ($549)    $9,509
                               =========   =========   ==========  =========

Investment Securities Available
  for Sale

Mortgage-Backed Securities       $15,913         $51        ($129)   $15,835

U.S. Government Agencies and
  Corporations                     5,401           -          (76)     5,325
                               ---------   ---------   ----------   --------
                                 $21,314         $51        ($205)   $21,160
                               =========   =========   ==========   ========

                                             Gross        Gross     Estimated
                               Amortized  Unrealized   Unrealized    Market
                                  Cost       Gains       Losses      Values
                               ---------  ----------   ----------   ---------
DECEMBER 31, 1995
Investment Securities Held
  to Maturity

Mortgage-Backed Secutities          $328          $5          $ -        $333
U.S. Government Agencies and
  Corporations                     9,438           -         (753)      8,685
Time Deposits                        500           -            -         500
                               ---------  ----------   ----------   ---------
                                 $10,266          $5        ($753)     $9,518
                               =========  ==========   ==========   =========

Investment Securities Available
  For Sale

Mortgage-Backed Securities        $9,466         $30        ($148)     $9,348
U.S. Treasury Securities and
Obligations of U.S. Government
Agencies and Corporations          9,599          17         (155)      9,461
                               ---------  ----------   ----------   ---------
                                 $19,065         $47        ($303)    $18,809
                               =========  ==========   ==========   =========

   The carrying value of U.S. government agencies, corporation securities, and mortgaged-backed securities at December 31, 1996 and 1995 are shown below by the contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands):

                                        As of December 31, 1996
                                --------------------------------------
                                    Held to             Available
                                    Maturity             for Sale
                                ----------------      ----------------
                                            Fair                  Fair
                                          Market                Market
                                Cost       Value       Cost      Value
                                ----      ------       ----     ------
Mortgage-Backed Securities
----------------------------
  Due within one Year            $49         $50         $-         $-
  1 -   5 Years                   45          46      2,169      2,175
  6 - 10 Years                     -           -      2,401      2,348
  Due After 10 Years               -           -     11,343     11,312
                                ----       -----    -------    -------
Total                            $94         $96    $15,913    $15,835
                                ====       =====    =======    =======

U.S. Government Agencies and
  Corporations
----------------------------
  Due within One Year             $-          $-       $400       $400
  1 -   5 Years                7,962       7,623      5,001      4,925
  6 - 10 Years                 1,500       1,290          -          -
  Due After 10 Years               -           -          -          -
                              ------      ------     ------     ------
  Total                       $9,462      $8,913     $5,401     $5,325
                              ======      ======     ======     ======
Time Deposits
----------------------------
  Due within One Year           $500        $500        $ -        $ -
                              ======      ======     ======     ======

                                       As of December 31, 1995
                              ----------------------------------------
                                   Held to             Available
                                   Maturity             for Sale
                              ------------------    ------------------
                                           Fair                  Fair
                                          Market                Market
                                Cost       Value      Cost       Value
                              ------      ------     -----      ------
Mortgage-Backed Securities
----------------------------
  Due within One Year           $198        $199       $  -        $ -
  1 -   5 Years                    -           -          -          -
  6 - 10 Years                   130         134      1,759      1,734
  Due After 10 Years               -           -      7,707      7,614
                              ------       -----     ------     ------
    Total                       $328        $333     $9,466     $9,348
                              ======       =====     ======     ======

U.S. Treasury Securities and
Obligations of U.S.
Government Agencies and
  Corporations
----------------------------
  Due within One Year            $ -          $ -    $1,999    $1,998
  1 -   5 Years                7,938        7,394     6,611     6,458
  6 - 10 Years                 1,500        1,291         -         -
  Due After 10 Years               -            -       989     1,005
                              ------        -----     -----     -----
    Total                     $9,438       $8,685    $9,599    $9,461
                              ======       ======    ======    ======

Time Deposits
---------------------------
  Due within One Year           $500         $500       $ -       $ -
                              ======       ======    ======    ======

   Proceeds from sales of investments in debt securities were $4.0 million in 1996 as compared to $1.6 million in 1995. Net realized loss on sale of investment securities amounted to $12,000 during 1996 compared to a $2,000 gain for the same period in 1995.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS
   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments." SFAS 107 requires entities to disclose the fair market value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each type of financial instrument:

   CASH AND CASH EQUIVALENTS    -  For  these  instruments,  the
   carrying amount is a reasonable estimate of fair value.

   INVESTMENT SECURITIES - For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

   LOANS - The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   DEPOSITS - The fair value of non-interest bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Securities sold under agreements to repurchase generally have an original term to maturity of 30 days or less and, therefore, their carrying amount is a reasonable estimate of fair value.

   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS   -  Loan  commitments
   and standby letters of credit are generally of a short-term nature and, therefore, their carrying amount is a reasonable estimate of their fair value.

   The  estimated  carrying and  fair  values of  Metro's  financial
   instruments  as  of December  31, 1996, are as follows   (dollars
   in thousands):

                                   Carrying             Fair
                                     Value             Value
                                   -------------------------
    Financial Assets:
    Cash & Cash Equivalents         $13,775          $13,775
    Investment Securities            31,216           30,669
    Loans, Net                       64,519           65,481
    Deposits                         99,284           99,495

    Securities Sold Under
      Agreements to Repurchase        1,500            1,500

    Off-Balance Sheet
      Financial Instruments          10,228           10,228
                                   -------------------------

5.    LOANS

   Total loans at December 31, 1996 and December 31, 1995 by major loan categories are as follows (dollars in thousands):

                                          1996          1995
                                       -------       -------
          Commercial                   $35,064       $31,122
          Real Estate -
             Construction                3,970         2,251
          Mortgage                         787           838
          Installment                   15,933        13,242
          Student Loans                  9,631        12,999
                                       -------       -------
              Total Loans              $65,385       $60,452
                                       -------       -------
          Allowance for Loan Losses       (866)         (910)
                                       -------       -------
          Loans, Net                   $64,519       $59,542
                                       =======       =======

   Transactions in the allowance for loan losses for the years indicated were as follows (dollars in thousands):

                                         1996    1995    1994
                                         ----    ----    ----
          Balance at Beginning of year   $910    $586    $450
          Provision for Loan Losses        67     367     165
          Charged-Off Loans              (119)    (54)    (32)
          Recoveries                        8      11       3
                                         ----    ----    ----
          Balance at End of Year         $866    $910    $586
                                         ====    ====    ====


   As of December 31, 1996, Metro had investments in loans which are impaired in accordance with SFAS No's 114 and 118 of $157,000. Of this amount, $148,000 had no related specific allowance. The remaining $9,000 of impaired loans were fully reserved.

   Metro's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans which receive the classification of impaired during the current period, interest accrued to date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding.

   For the year ended December 31, 1996, the average balance of impaired loans was $161,000; additionally, no interest income was earned on these loans during the year ended December 31, 1996.

6. PREMISES AND EQUIPMENT

   Premises and equipment at December 31, 1996 and 1995 consist of the following (dollars in thousands):

                                           1996     1995
                                           ----     ----
            Land and Improvements          $605     $980
            Building and Improvements       954      942
            Furniture and Equipment       1,344    1,006
                                          -----    -----
                Total                     2,903    2,928

            Less: Accumulated
            Depreciation and
            Amortization                 (1,082)  (1,018)
                                         ------    -----
                Total, Net               $1,821   $1,910


7. BENEFIT PLANS

   EMPLOYEES' THRIFT AND RETIREMENT PLAN - Metro maintains a trusteed contributory thrift and retirement plan (Employees' Thrift and Retirement Plan) covering all employees who have attained the age of twenty-one and work a minimum of one thousand hours per calendar year. Salary redirection or "401(k)" contributions are made to the Employees' Thrift and Retirement Plan pursuant to a Salary Redirection Agreement between each eligible employee and the Bank. Eligible employees may contribute up to 10 percent of their pre-tax compensation, limited by the amount allowed by the IRS. Effective January 1, 1995, Metro increased the amount of employee contributions it matches from 75 percent to 100 percent of the first 6 percent of the employee's compensation, provided the employee contributes at least 2 percent of their compensation to the Plan. Metro may make additional profit sharing contributions to the Plan as determined and approved by the Board of Directors. Employees vest 100 percent in Metro's matching and discretionary profit sharing contributions at the end of five years of Plan participation. Metro's contribution expense related to the Employees' Thrift and Retirement Plan amounted to $51,000, $64,000, and $36,000, in 1996, 1995, and 1994, respectively.

   SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN - Effective January 1, 1993, Metro established the Supplemental Executive Retirement Plan (SERP), a non-qualified deferred compensation plan, for certain executives of Metro. The provisions of the SERP allow the Plan's participants who are also participants of the Employees' Thrift and Retirement Plan to defer compensation from Metro or receive contributions without regard to the amounts limited by the IRS under the Employee's Thrift and Retirement Plan. SERP participants' salary deferrals, however, are limited to amounts not to exceed 25 percent of the participant's compensation, including amounts contributed to the Employees' Thrift and Retirement Plan. Metro may make matching contributions in percentage amounts as described under the Employees' Thrift and Retirement Plan. Also, Metro may make discretionary contributions to the SERP as determined and approved by the Board of Directors.

   Metro's contribution expense related to the SERP was $12,000, $5,000, and $1,000 in 1996, 1995, and 1994, respectively.

8.    STOCK  AND CAPITAL ADEQUACY

   For   information  on capital adequacy, see  section  entitled
   "Capital  Resources  and  Capital Adequacy,"  in  Management's
   Discussion and Analysis section of the annual report.

9. STOCK OPTION PLANS

   Prior to 1991, Metro had three stock option plans: the 1987 Stock Option and Stock Appreciation Rights Plan for officers and key employees of Metro and the Bank, the 1987 Directors' Stock Option Plan for those persons who serve as directors of Metro and the Bank, and the Incorporators' and Founders'
   Stock Option Plan. During 1991, shareholders of Metro approved the repricing of all outstanding options and stock appreciation rights (SARs) granted under these plans to a then current fair market price of $6.75 per share, and shareholders approved extending, until December 31, 2000, the term of each outstanding option and SAR. Shareholders also approved termination of all three of these plans. All options and SARs granted under such plans prior to their
   termination   may  be  exercised  until  the  newly   approved
   expiration date.

   During 1991, shareholders of Metro adopted the 1991 Stock Option and Stock Appreciation Rights Plan for officers and key employees of Metro and the Bank and the 1991 Directors' Stock Option Plan for directors of Metro and the Bank. Options and SARs under these plans are fully vested at the grant date, except for options granted to the directors of the Bank which vest at 20 percent per year. All options granted under these plans have an exercise price of $ 6.75 per share.

   During 1994, shareholders of Metro adopted the 1994 Stock Option and Stock Appreciation Rights Plan for officers and key employees of Metro and the Bank, and the 1994 Directors' Stock Option Plan for directors of Metro. Options and SARs under these plans are fully vested at the grant date. Options granted under these plans have exercise prices ranging from $5 to $7 per share.

   As of December 31, 1996, there were 206,650 shares of common stock reserved for issuance under these plans. Stock option activity under these plans was as follows:


                                  Number            Weighted
                                    of               Average
                Options           Shares            Exercise
                                                      Price
             -----------------------------------------------
             December 31, 1993    75,450              $6.75
               Granted            60,900               6.23
               Cancelled             100               6.75
             -----------------------------------------------
             December 31, 1994   136,250               6.52
               Granted            13,100               6.37
               Cancelled             100               6.75
             ----------------------------------------------
             December 31, 1995   149,250               6.51
               Granted            13,500               6.12
             ----------------------------------------------
             December 31, 1996   162,750               6.48
             Shares Exercisable  162,750              =====
                                 =======

   Metro  accounts  for  these plans under APB  Opinion  No.  25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, Metro's net income would have been reduced to $608,000 ($0.36 per share) in 1996, and $603,000 ($0.36 per share) in 1995. Because the Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro-forma compensation cost may not be representative of that to be expected in future years.

   Options outstanding at December 31, 1996, have a weighted average remaining life of 5.9 years. The weighted average fair value of the options granted was $2.27 per share in 1996 and $2.39 per share in 1995. The fair value of each option is estimated on the date of grant using a risk-free interest rate of 6.49 percent in 1996 and 6.06 percent in 1995;
   expected  dividend yields of 3.00 percent;  expected lives  of
   8.5 years in 1996 and 7.5 years in 1995; and expected volatility of 37.0 percent.



10.INCOME TAXES

   Metro and the Bank file a consolidated income tax return. Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities and income tax rates expected to be in effect when the amounts related to such differences are realized or settled. The provision (benefit) for income taxes consists of the following (dollars in thousands):

                                 1996      1995       1994
                                 -------------------------
   Federal   - Current           $442      $375        $75
             - Deferred           (54)      (47)       197
                                 -------------------------
                                 $388      $328       $272
                                 -------------------------


   State    - Current            $108      $124        $94
            - Deferred             (8)      (24)       (13)
                                 -------------------------
                                 $100      $100        $81
                                 -------------------------
                                 $488      $428       $353
                                 =========================

   A reconciliation between Metro's effective tax rate and the U.S. federal statutory rate is as follows:

                                      1996     1995     1994
                                      ----------------------
   U.S. Federal Statutory Rate        35.0%    35.0%    35.0%

   State Income Taxes, Net of
   U.S. Federal Income Tax Benefit     6.5      6.2      6.5

   Effect of Graduated Income         (1.0)    (1.0)    (1.6)
   Other                               3.4      0.6      2.4
                                      ----------------------
                                      43.9%    40.8%    42.3%
                                      ======================

   The significant components of Metro's net deferred tax asset as of December 31, 1996 and 1995 are as follows (dollars in thousands):

                                            1996     1995
                                            ----     ----
          Book over Tax Depreciation         $43      $10
          Provision for Loan Losses          265      281
          Accrual to Cash Adjustment         (26)     (53)

          Net Unrealized Loss on
            Investment Securities
            Available for Sale                67      135
          Other                               11      (8)
                                            ----     ----
                                            $360     $365
                                            ====     ====


   Metro did not record a valuation allowance against the deferred tax assets as management expects to fully realize all tax benefits in the future.



11.COMMITMENTS AND CONTINGENCIES

   Metro has entered into non-cancelable operating leases for its main office and two branch offices. All operating leases for branch offices will expire in 1998. Metro has the option of extending two of these leases into future years. Rental expense for all three offices was $105,000, $93,000 and $111,000 in 1996, 1995 and 1994 respectively. Future aggregate minimum annual rentals (not considering renewal options) are payable as follows:


                                           1999
                                            and
                        1997     1998      After
                    ----------------------------
                      $97,800   $37,700     $ -


   Metro is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under lines of credit, real estate draw note arrangements and standby letters of credit. These instruments involve varying degrees of credit risk in excess of the amount recognized in the consolidated statement of condition.

   Metro's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitment to extend credit and standby letters of credit is represented by the contractual amount of these instruments. Metro uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

   Metro's   financial   instruments   where   contract   amounts
   represent credit risk are as follows (dollars in thousands):

                                            1996       1995
                                         -------     ------
         Standby Letters of Credit          $120       $127

         Unused Commercial Lines of
         Credit & Real Estate Draw Notes   7,905      3,574

         Unused Home Equity & Personal
         Lines of Credit                   2,203      2,008
                                         -------     ------
         Total Commitments               $10,228     $5,709
                                         =======     ======

   Commitments to extend credit under lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
   These commitments generally have fixed expiration dates or other termination clauses and typically require the payment of fees. The total commitment amounts do not necessarily represent future cash requirements. Commitments sometimes expire before being drawn upon while others may not be drawn upon to the full amount available. Metro evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral required, if deemed necessary, by Metro upon extension of credit is based upon management's credit evaluation of the borrower. The type of collateral typically involves a mortgage position in the underlying property collateralized by the loan, but may include accounts receivable, inventory, fixtures and equipment, general intangibles and personal guarantee of the borrower.

   Standby letters of credit are conditional commitments issued by Metro to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support private borrowing arrangements. Substantially all guarantees expire in less than one year. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending credit under line of credit arrangements. Metro may require cash, marketable securities, property and/or mortgage positions as collateral supporting these commitments in those instances in which collateral is deemed necessary.

   Metro's investment in off-balance sheet derivative financial instruments, as defined by Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," are limited to fixed and variable interest rate loan commitments. Fixed rate loan commitments are generally extended for no longer than six months. Interest rates on the variable rate loan commitments are adjustable on either a daily or monthly basis.

12.RELATED PARTY TRANSACTIONS

   Certain directors of Metro and companies with which they are affiliated, and certain principal officers of the Bank, are customers of, and have banking transactions with, the Bank in the ordinary course of business. All such loans and commitments for loans included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features.

   Loan transactions with directors and their affiliates and principal officers of Metro for 1996 were as follows (dollars in thousands):

   Balance at Beginning of Year                $573
   Loans Made                                 1,032
   Loan Repayment                              (393)
                                             ------
   Balance at End of Year                    $1,212
                                             ======

   Certain directors and the companies with which they are affiliated also provide services to Metro. Metro had commitments under operating lease arrangements with a director-affiliated company to lease certain office space. Total lease payments made in 1996 and 1995 under such lease agreements were $10,500 and $2,000, respectively. Metro did not lease space from these directors in 1994. Certain advertising and public relations services are also provided by a director-affiliated company. The amount paid for these services was $213,000 in 1996, $209,000 in 1995, and $231,000
   in 1994.

   The Bank purchased student loans from a company of which certain executive officers serve as directors of Metro and the Bank. The loans are serviced by the seller and are also guaranteed by the seller. Loan servicing fees paid to the seller were $108,000, $133,000 and $164,000, in 1996, 1995 and 1994, respectively. The loans are purchased on the same terms as those offered by the seller to other institutions. There were no purchases of student loans in 1996. Student loan purchases were $2.0 million and $3.1 million in 1995 and 1994, respectively. In 1996, 1995 and 1994 the Bank sold $1.2 million, $4.0 million, $0.9 million, respectively, of student loans back to the seller.

13.PARENT COMPANY FINANCIAL STATEMENTS

   The following are the condensed statements of the parent company.


   MetroBanCorp  (Parent  Company Only)  Condensed  Statement  of
   Condition  as  of  December 31, 1996  and  1995   (dollars  in
   thousands):

                                      1996      1995
                                      ----      ----
     ASSETS:
       Cash and Cash Equivalents       $13       $37

       Investment Securities
       Available for Sale
          - Market Value             3,073     3,394

       Investment in MetroBank       7,873     7,199
       Other                           558       539
                                   -------   -------
     Total Assets                  $11,517   $11,169
                                   =======   =======
     LIABILITIES AND SHAREHOLDERS
     EQUITY
       Other Liabilities               $16       $24
       Shareholders' Equity         11,501    11,145
                                   -------   -------
     Total Liabilities and
     Shareholders' Equity          $11,517   $11,169
                                   =======   =======

   MetroBanCorp  (Parent  Company Only)  Condensed  Statement  of
   Operations  for  the years ended December 31,  1996  and  1995
   (dollars in thousands):

                                      1996     1995
                                      ----     ----
       Interest Income                $199     $200

       Non-Interest Income
             Gain on Sale of
             Securities                10        -
       Non-Interest Expenses         (189)    (165)
                                     ----     ----
       Income Before Income Taxes
       and Equity in Undistributed
       Earnings of MetroBank           20       35

       Income Tax Expense              (8)     (14)
                                     ----     ----
       Income Before Equity in
       Undistributed Earnings
       of MetroBank                    12       21

       Equity in Undistributed
       Earnings of MetroBank          612      601
                                     ----     ----
       Net Income                    $624     $622
                                     ====     ====



   MetroBanCorp  (Parent  Company Only)  Condensed  Statement  of
   Cash  Flows  for the years ended December 31,  1996  and  1995
   (dollars in thousands):

                                                   1996        1995
                                                   ----        ----
   Cash Flows From Operating Activities:

             Net Income                            $624        $622
                                                   ----        ____
   Adjustments to Reconcile Net Income
       to Cash used in Operating Activities

   Equity in undistributed Earnings of MetroBank   (612)       (601)
   Depreciation and Amortization                     12          12
   Gain on Sale of Investment Securities            (10)          -
   Increase in Other Assets                         (35)       (316)
   Increase/(Decrease) in Other Liabilities          (8)          2
                                                   ----        ----
                       Total Adjustments           (653)       (903)
                                                   ----        ----
   Net Cash Flows from Operating Activities         (29)       (281)
                                                   ----        ----
   Cash Flows From Investing Activities:
   Proceeds from the Sale of Investment
     Securities                                   3,010           -
   Proceeds from Maturity of Investment
     Securities                                     332           -

   Purchases of Investment Securities            (3,001)          -
                                                   ----        ----

   Net Cash Flows Provided by Investing
     Activities                                     341           -
                                                   ----        ----

   Cash Dividend Paid                              (336)       (167)
                                                   ----        ----
   Net Decrease in Cash and Cash Equivalents        (24)       (448)
   Cash and Cash Equivalents at Beginning of Year    37         485
                                                   ----        ----
   Cash and Cash Equivalents at End of Year         $13         $37
                                                   ====        ====

14.  RESTRICTION ON TRANSFERS FROM  METROBANK

   According to banking regulations, the Bank is restricted as to the amount of dividends that can be paid to Metro without prior regulatory approval. Indiana chartered banks are limited in the amount of dividends they may pay to the undivided profits of the bank adjusted for statutorily defined bad debts.