Form 10KSB, Exhibit 13
period 1997-12-31
METROBANCORP
filed 1998-03-30
CIK 818999

EXHIBIT 13. THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY FOR THE YEAR
            ENDED DECEMBER 31, 1997.


SELECTED FINANCIAL DATA
METROBANCORP & SUBSIDIARY
(dollars in thousands, except per share data)

                                                                               Year ended December 31,
OPERATIONS                                                1997           1996           1995           1994           1993
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                    $    5,032     $    4,354     $    4,150     $    3,556      $  3,005
Non-Interest Income                                           877            667            756            520           432
Provision for Loan Losses                                     200             67            367            165           247
Non-Interest Expense                                        4,360          3,842          3,489          3,077         2,967
Net Income before Cumulative Effect of Change in
   Accounting for Income Taxes                                809            624            622            481           135
Cumulative Effect of Change in
   Accounting for Income Taxes                                 --             --             --             --           439
Net Income                                                    809            624            622            481           574

CONSOLIDATED BALANCE SHEET DATA
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                           $  124,718     $  113,383     $  110,879     $   90,665      $ 88,930
Total Deposits                                            111,234         99,284         94,864         77,198        73,434
Loans, Net                                                 76,297         64,519         59,542         55,898        48,921
Total Investment Securities                                28,037         31,216         29,075         26,882        17,418
Shareholders' Equity                                       12,132         11,501         11,145         10,351         5,118
Weighted Average Shares Outstanding                     1,681,291      1,681,291      1,681,291      1,409,874       735,837

GENERAL YEAR END
-----------------------------------------------------------------------------------------------------------------------------
Number of Employees                                            44             43             42             43            40
Number of Shareholders of Record                              319            344            364            383           269
Number of Shares Outstanding                            1,681,291      1,681,291      1,681,291      1,681,291       735,837

PER COMMON SHARE DATA
-----------------------------------------------------------------------------------------------------------------------------
Net Income before Cumulative Effect of Change
   in Accounting for Income Taxes per Common Share     $     0.48     $     0.37     $     0.37     $     0.34      $   0.18
Cumulative Effect of Change in Accounting for
   Income Taxes per Common Share                               --             --             --             --      $   0.60
Net Income Per Common Share                            $     0.48     $     0.37     $     0.37     $     0.34      $   0.78
Net Income Per Common Share - Assuming Dilution        $     0.47     $     0.37     $     0.37     $     0.34      $   0.78
Cash Dividends Per Share                               $     0.20     $     0.20     $     0.10             --            --

SELECTED PERFORMANCE RATIOS
-----------------------------------------------------------------------------------------------------------------------------
Return on Average Assets                                     0.72%          0.60%          0.64%          0.55%         0.77%
Return on Average Equity                                     6.86%          5.51%          5.71%          5.36%        10.80%
Average Shareholders' Equity to Average Assets              10.45%         10.82%         11.23%         10.24%         7.13%
Dividend Payout Ratio                                       41.67%         54.05%         27.03%            --            --

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS



The following information is intended to provide an analysis of the consolidated financial condition and performance of Metro and MetroBank ("Bank") as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997, 1996 and 1995. This information should be read in conjunction with the Consolidated Financial Statements and footnotes included elsewhere in this Annual Report.

RESULTS OF OPERATIONS

Net Income

Net income in 1997 was $809,000, an increase of 29.6 percent from the $624,000 reported in 1996. Total loans amounted to $77.3 million and $65.4 million at December 31, 1997 and 1996, respectively. The investment portfolio amounted to $28.0 million and $31.2 million at December 31, 1997 and 1996, respectively. Total interest income increased by $950,000 or 12.1 percent for the year, due principally to growth in the Bank's loan portfolio. The Bank increased its provisions for loan losses from $67,000 in 1996 to $200,000 in 1997. This represents an increase of $133,000 or 198.5 percent over the amount provided in 1996. The provisions made in 1997 were at a level considered necessary by management to absorb estimated losses in the loan portfolio and is based upon an assessment of the adequacy of the Bank's loan loss reserve account. This increase is principally due to the growth experienced in the installment and commercial loan portfolios.

Net income in 1996 was $624,000, a slight increase from the $622,000 reported in 1995. During 1996, Metro's total loans outstanding increased by $4.9 million or 8.1 percent. During that same period, the investment portfolio increased $2.1 million or 7.2 percent. These increases allowed interest income to increase by $540,000 or 7.5 percent during 1996.

Net Interest Income

Net interest income is the principal source of the Bank's earnings and represents the difference between interest and fees on earning assets earned by the Bank and the interest cost of deposits and other borrowed funds paid by the Bank. The net interest margin is the difference expressed as a percentage of average earning assets. Factors contributing to the determination of net interest margin include the volume and mix of earning assets and interest rates. The Bank can control the effects of some of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed later. External factors such as the overall condition of the economy, strength of credit demand and Federal Reserve monetary policy can also have significant effects on the changes in net interest income from one period to another.

In 1997, net interest income was $5.0 million, an increase of 15.6 percent over 1996. In 1997, the net interest margin increased to 4.8 percent of average earning assets compared to 4.5 percent in 1996. This increase is primarily a result of growth in the Bank's loan portfolio, combined with an overall higher loan portfolio yield.

In 1996, net interest income was $4.4 million, an increase of 4.9 percent over 1995. In 1996, the net interest margin remained stable at 4.5 percent of average earning assets compared to 4.6 percent in 1995. This decrease is primarily a result of the Bank's investment portfolio continuing to reprice downward as several securities in the investment portfolio matured in 1996 and repriced at lower prevailing earnings rates.

NET INTEREST INCOME
(dollars in thousands)


For the year ended December 31,                   Percentage change from
INTEREST INCOME                            1997       1996       1995       1996 to 1997     1995 to 1996
                                           ----       ----       ----       ------------     ------------
Interest and Fees on Loans                $7,133     $6,130     $5,707          16.4%             7.4%
Interest on Investment Securities          1,586      1,600      1,483          (0.9)             7.9
Interest on Federal Funds Sold               104        143        217         (27.3)           (34.1)
                                          ------     ------     ------         ------           ------
    Total Interest Income                  8,823      7,873      7,407          12.1%             6.3%
                                          ------     ------     ------         ------           ------

INTEREST EXPENSE
Interest on Deposits                       3,754      3,496      3,229           7.4%             8.3%
Interest on Borrowings                        37         23         28          60.9            (17.9)
                                          ------     ------     ------         ------           ------
Total Interest Expense                     3,791      3,519      3,257           7.7%             8.0%
                                          ------     ------     ------         ------           ------
    Net Interest Income                   $5,032     $4,354     $4,150          15.6%             4.9%
                                          ======     ======     ======         ======           ======


RATE VOLUME ANALYSIS OF CHANGE IN NET INCOME
(dollars in thousands)
                                                 1996 vs. 1997                                  1995 vs. 1996
                                   ------------------------------------------     ----------------------------------------
Interest and Fee Income on:        Dollar       Attributable     Attributable     Dollar     Attributable     Attributable
                                   Change        to Volume          to Rate       Change      to Volume          to Rate
                                   ------        ---------          -------       ------      ---------          -------
Loans                              $1,003          $ 859            $ 144         $ 423         $ 407             $  16
Investment Securities                 (14)           (38)              24           117           180               (63)
Federal Funds Sold                    (39)           (48)               9           (74)          (51)              (23)
                                   -------         ------           ------        ------        ------            ------
Total Interest Income                 950            773              177           466           536               (70)
Interest Expense on:
Savings and Time Deposits             258            197               61           267           242                25
Term Borrowings                        14             20               (6)           (5)          (21)               16
                                   -------         ------           ------        ------        ------            ------
Total Interest Expense                272            217               55           262           221                41
                                   -------         ------           ------        ------        ------            ------
Net Interest Income(1)             $  678          $ 556            $ 122         $ 204         $ 315             $(111)
                                   =======         ======           ======        ======        ======            ======

-------------------------------
(1)  Interest on non-accruing loans is not included

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY
AND INTEREST RATES AND DIFFERENTIAL VARIANCE ANALYSIS
(dollars in thousands)

                                            1997                               1996                              1995
                                -----------------------------      -----------------------------      ----------------------------
                                Average               Yield /      Average               Yield /      Average              Yield /
                                Balance    Interest    Rate        Balance    Interest    Rate        Balance   Interest    Rate
                                -------    --------    ----        -------    --------    ----        -------   --------    ----
ASSETS
------
Earning Assets:
  Investment Securities         $ 29,595    $1,586     5.36%       $ 30,318    $1,600     5.28%       $26,918    $1,483     5.51%
  Federal Funds Sold               1,824       104     5.70%          2,669       143     5.36%         3,619       217     6.00%
  Loans, net(2)                   71,997     7,133     9.91%         63,319     6,130     9.68%        59,115     5,707     9.65%
                                -----------------------------      -----------------------------      ----------------------------
Total Earning Assets            $103,416    $8,823     8.53%       $ 96,306    $7,873     8.17%       $89,652    $7,407     8.26%
                                            ----------------                   ----------------                  ----------------

Non-Earning Assets:
  Cash and Due from Banks          5,574                              4,453                             4,783
  Premises and
    Equipment, net                 1,575                              1,996                             1,736
  Other Assets                     1,835                              1,906                               896
                                --------                           --------                           -------

Total Assets                    $112,400                           $104,661                           $97,067
                                ========                           ========                           =======

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Interest Bearing Liabilities:
  Savings and Time
     Deposits                   $ 79,748    $3,754     4.70%       $ 75,597    $3,496     4.62%       $70,328    $3,229     4.59%
  Term Borrowings                    581        37     6.37%            271        23     8.49%           519        28     5.39%
                                -----------------------------      -----------------------------      ----------------------------
Total Interest Bearing
  Liabilities                   $ 80,329    $3,791     4.72%       $ 75,868    $3,519     4.64%       $70,847    $3,257     4.60%
                                            ----------------                   ----------------                  ----------------

Non-Interest Bearing
  Liabilities:
  Demand Deposits                 18,993                             16,443                            14,897
  Other Liabilities                1,275                              1,027                               424
Shareholders' Equity              11,803                             11,323                            10,899
                                --------                           --------                           -------

Total Liabilities and
Shareholders' Equity            $112,400                           $104,661                           $97,067
                                ========                           ========                           =======
Net Interest Margin                         $5,032     4.87%                   $4,354     4.52%                  $4,150     4.63%
                                            ======                             ======                            ======

-------------------------------
(2) Includes principal balances of non-accruing loans. Interest on non-accruing loans is not included.

PROVISION FOR LOAN LOSSES

The Bank provides for possible loan losses through regular provisions to the allowance for loan losses. The provisions are made at a level which is considered necessary by management to absorb losses inherent in the loan portfolio. A detailed evaluation of the estimated losses along with an assessment of the adequacy of the loan loss reserve is completed quarterly by management. The evaluation includes, but is not limited to, analysis of risk classification, past due status, historical write-off experience, type of loan, collateral and other significant factors as management deems necessary.

The provision for loan losses amounted to $200,000, $67,000 and $367,000 in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Bank had an allowance for loan losses of $998,000 and $866,000, respectively. The Bank's allowance for loan losses to ending total loans, as a percentage, amounted to 1.29 percent and 1.32 percent at December 31, 1997 and 1996, respectively. The increases in the provision during 1997 were commensurate with the increases in the loan portfolio balances.

Based upon management's assessment of the guaranteed nature of its student loan portfolio, including the strength of the guarantor, a minimal amount of loan loss is allocated for this portfolio of loans (see "Loan Quality" discussed hereinafter). The allowance for loan losses as a percentage of the remaining loan portfolio (excluding guaranteed student loans) amounted to 1.38 percent at December 31, 1997, as compared to 1.55 percent at December 31, 1996.


NON-INTEREST INCOME

In 1997, Metro's non-interest income to average total assets ratio increased to 0.78 percent from 0.64 percent in 1996, which approximated the 0.78 percent in 1995. Excluding net securities, losses and gain on the sale of real estate, non-interest income was $802,000, $644,000 and $754,000 in 1997, 1996 and 1995, respectively. Service charges on deposit accounts increased 5.63 percent while other service charges, commissions and fees increased $141,000 or 41.23 percent in 1997. This increase is due primarily to additional fee income resulting from transactions performed at the Bank's ATMs by non-customers. A surcharge for non-customers using the Bank's ATMs was implemented in April, 1997.

NON-INTEREST INCOME
(dollars in thousands)

                                                                                   Percent Change From
                                    For the year ended December 31,            1996 to            1996 to
                                    1997         1996         1995               1997               1996
                                    ----         ----         ----             -------            -------
Service Charges on
  Deposit Accounts                  $319         $302         $309               5.63%             (2.27%)

Other Service Charges,
  Commissions & Fees                 483          342          445              41.23%            (23.15%)
                                    -----        -----        -----            -------           ---------
                                     802          644          754              24.53%            (14.59%)

Securities Gain/(Loss), Net          (15)         (12)           2              25.00%           (700.00%)

Gain on Sale of Real Estate           90           35            -             157.14%                 -
                                    -----        -----        -----            -------           ---------

Total Non-Interest Income           $877         $667         $756              31.48%            (11.77%)
                                    =====        =====        =====            =======           =========

NON-INTEREST EXPENSE

Non-interest expense increased $518,000 in 1997, or 13.5 percent over the 1996 level. As a percentage of total average assets, this category was 3.9 percent in 1997 compared to 3.7 percent in 1996 and 3.6 percent in 1995. Salary and employee benefits, the largest non-interest expense, increased $225,000 or
14.3 percent in 1997. This reflects an increase in the Bank's staff, combined with higher employee compensation and benefit costs. The Company's other expenses increased $139,000 or 20.9 percent from 1996, and is due primarily to increases in loan expenses, meeting expenses and operating supplies.

Throughout 1995, 1996 and 1997, Metro developed an extensive ATM network. Metro entered into agreements with several area Shell ETD stores to deploy ATMs in their facilities. At December 31, 1995, three new off-premise ATMs had been deployed. In 1996, ten new ATMs were deployed. During 1997, Metro installed an additional four ATMs. At December 31, 1997, Metro's ATM network contains twenty-two machines, of which, seventeen are located at off-premise locations and five are located at Bank branches. Currently the Bank disburses cash at these sites and intends to allow users to conduct other paper based transactions in the future.

During 1997, Metro's legal and professional services expense increased to $258,000 from $137,000 in 1996. This increase is due principally to the expenses incurred by the Bank for the purpose of starting up a new in-store banking facility scheduled to open for business during the first quarter of 1998.

Also, during 1997, the Bank's student loan servicing fees decreased from $108,000 in 1996 to $63,000 in 1997. This decrease is due primarily to the reduction in the number and balance of loans within the Bank's student loan portfolio.

In 1997, the Bank's FDIC insurance assessment decreased by 86.7 percent or $163,000. This decrease is due principally to the recognition of a one time recapitalization charge on the Savings Association Insurance Fund (SAIF) of $134,000 incurred during the third quarter in 1996.

Equipment expense increased $138,000 in 1997 or 46.2 percent from 1996. This increase is due primarily to the addition of five automated teller machines during 1997 and the additional equipment expense associated with the opening of a new banking office in the first quarter of 1997.

Non-interest expense increased $353,000 or 10.1 percent in 1996 over the 1995 level. Salaries and employee benefits, the largest non-interest expense, increased $98,000 or 6.6 percent from 1995. This increase reflects an increase in the Bank's employee base and higher employee compensation and benefit costs.

During 1996, advertising and public relations expense decreased $42,000 or
15.44 percent from 1995. This decrease was due primarily to the reduced number of television and radio commercials during the year.

During 1996, the FDIC insurance assessment increased $71,000 or 60.68 percent from 1995. This increase is due principally to the recognition of a one-time recapitalization charge on the Savings Association Insurance Fund (SAIF) of $134,000 during the third quarter of 1996.

NON-INTEREST EXPENSE
(dollars in thousands)

                                   For the year ended December 31,            Percent Change From
                                      1997      1996      1995           1996 to 1997     1995 to 1996
                                      ----      ----      ----           ------------     ------------
Salaries and Employee Benefits       $1,797    $1,572    $1,474               14.31%            6.65%
Net Occupancy Expense                   327       265       195               23.40%           35.90%
Equipment Expense                       437       299       196               46.15%           52.55%
Advertising and Public Relations        234       230       272                1.74%          (15.44%)
Legal and Professional Services         258       137       132               88.32%            3.79%
Data Processing                         275       238       179               15.55%           32.96%
FDIC Insurance Assessment                25       188       117              (86.70%)          60.68%
Student Loan Servicing Fees              63       108       133              (41.67%)         (18.80%)
Amortization of Core Deposit
  Intangible                            141       141       141                0.00%            0.00%
Other                                   803       664       650               20.93%            2.15%
                                     ------    ------    ------               ------           ------
    Total                            $4,360    $3,842    $3,489               13.48%           10.12%
                                     ======    ======    ======               ======           ======

PROVISION FOR INCOME TAXES

Metro provides for income taxes under the liability method of accounting for income taxes. Effective January 1, 1993, Metro adopted the provisions of SFAS 109, "Accounting for Income Taxes". Metro's provision for income taxes of $540,000 represents an effective tax rate of 40.0 percent in 1997. This compares to an effective tax rate of 43.9 percent in 1996 and 40.8 percent in 1995.

Details relative to Metro's income tax provisions are discussed in Note 10 of the Consolidated Financial Statements included in this Annual Report.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

Metro is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Metro's financial statements. Under federal capital adequacy guidelines and the regulatory framework for prompt corrective action, Metro must meet specific capital guidelines that involve quantitative measure of Metro's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Metro's capital amounts and classification are also subject to qualitative judgments by regulators involving capital components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Metro to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and Tier 1 capital to average assets. Management believes, as of December 31, 1997, that Metro meets all capital adequacy requirements to which it is subject. The following table sets forth the actual and minimum capital amounts and ratios of Metro and the Bank as of December 31, 1997 (dollars in thousands):

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                For Capital                           Prompt Corrective
                                  Actual                     Adequacy Purposes                        Action Provisions
                             -----------------   ---------------------------------------   ----------------------------------------
                             Amount     Ratio    Amount                            Ratio   Amount                            Ratio
                             ------     -----    ------                            -----   ------                            -----
TOTAL CAPITAL
(to Risk Weighted Assets)
    Consolidated             $12,906    15.53%   $6,650  Greater Than or Equal To  8.00%   $8,312  Greater Than or Equal To  10.00%
    Bank                       9,650    11.71%    6,593  Greater Than or Equal To  8.00%    8,241  Greater Than or Equal To  10.00%


TIER 1 CAPITAL
(to Risk Weighted Assets)
    Consolidated              11,908    14.33%    3,325  Greater Than or Equal To  4.00%    4,987  Greater Than or Equal To   6.00%
    Bank                       8,652    10.50%    3,296  Greater Than or Equal To  4.00%    4,944  Greater Than or Equal To   6.00%


TIER 1 CAPITAL
(to Average Assets)
    Consolidated              11,908     9.89%    4,815  Greater Than or Equal To  4.00%    6,018  Greater Than or Equal To   5.00%
    Bank                       8,652     7.40%    4,680  Greater Than or Equal To  4.00%    5,850  Greater Than or Equal To   5.00%

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-weighted, Tier 1 and leverage ratios as set forth in the table. There are no conditions or events since this notification that management believes have changed Metro's or the Bank's capital categories.

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

Metro holds certain investment securities as "available for sale."
Available for sale securities are stated at their current market value. Unrealized gains and losses associated with available for sale securities, net of taxes, are excluded from earnings and reported as a net amount in a separate component of shareholders' equity until realized.

Metro has the intent and ability to hold securities classified as "held to maturity" until their respective maturities. Accordingly, such securities are stated at cost and are adjusted for amortization of premiums and accretion of discounts.

Realized gains or losses from the sale of securities are reflected in income on a specific identification basis. Interest income and the amortization of the premium and discount arising at the time of acquisition are included in income.

Investment securities comprise 24.8 percent of total earning assets at December 31, 1997. The "held to maturity" portfolio is managed to provide a stable source of liquidity through scheduled maturities and interest income payments. The "available for sale" portfolio is managed to maximize investment yields and to provide liquidity to react timely to the needs of the Bank. During 1997, proceeds from sales of investment securities amounted to $7.8 million.

Total investment securities at December 31, 1997 decreased by $3.2 million or
10.2 percent over the prior year. This decrease is attributable primarily to funding of growth in the loan portfolio.

Weighted average yields of the investment securities portfolio were 5.44 percent in 1997 and 5.54 percent in 1996.

Investment securities consist primarily of U.S. government agency and corporation bonds, derivative securities with both fixed and indexed interest rates, and mortgage-backed securities with both fixed and floating interest rates. The derivative securities are subject to interest rate risk due to their dual index feature and are comprised of deleveraged bonds and structured agency and corporation notes. At December 31, 1997, the derivative securities amounted to $9.5 million classified as held to maturity and $2.0 million included in available for sale securities. Although these securities' current market values are below cost, Metro believes these securities to be only temporarily impaired due to their interest rate characteristics. Derivative securities maturing within one year comprise 83.9 percent of total derivative securities, with the remainder maturing in 6-10 years. The Bank has the ability to hold these securities until their respective maturity dates, when significant differences between book value and market value will no longer exist. The mortgage-backed securities are subject to both prepayment and interest rate risk and have been classified primarily as available for sale.

Federal funds sold amounted to $7.5 million at December 31, 1997 compared to $6.3 million at December 31, 1996, an increase of $1.2 million from year-end 1996. This increase is attributable to the Bank's daily fluctuations in cash and liquidity requirements.

INVESTMENT SECURITIES PORTFOLIO
(dollars in thousands)

                                                                    Gross           Gross          Estimated
                                                     Amortized   Unrealized       Unrealized         Market
                                                       Cost         Gains           Losses           Values
                                                      -------      -------         --------         -------
DECEMBER 31, 1997
Investment Securities Held to Maturity
--------------------------------------
Mortgage-Backed Securities                            $    33      $     -         $     -          $    33
U.S. Government Agencies and Corporations               9,486            -            (193)           9,293
                                                      -------      -------         --------         -------
   Total Investment Securities Held to Maturity         9,519            -         $  (193)           9,326
                                                      -------      -------         --------         -------

Investment Securities Available for Sale
----------------------------------------
Mortgage-Backed Securities                             10,977           55             (26)          11,006
U.S. Government Agencies and Corporations               7,455           89             (32)           7,512
                                                      -------      -------         --------         -------
   Total Investment Securities Available for Sale      18,432          144             (58)          18,518
                                                      -------      -------         --------         -------

      Total Investment Securities                     $27,951      $   144         $  (251)         $27,844
                                                      =======      =======         ========         =======


DECEMBER  31, 1996
Investment Securities Held to Maturity
--------------------------------------
Mortgage-Backed Securities                            $    94      $     2         $     -          $    96
U.S. Government Agencies and Corporations               9,462            -            (549)           8,913
Time Deposits                                             500            -               -              500
                                                      -------      -------         --------         -------
   Total Investment Securities Held to Maturity        10,056            2            (549)           9,509
                                                      -------      -------         --------         -------

Investment Securities Available for Sale
----------------------------------------
Mortgage-Backed Securities                             15,913           51            (129)          15,835
U.S. Government  Agencies & Corporations                5,401            -             (76)           5,325
                                                      -------      -------         --------         -------
   Total Investment Securities Available for Sale      21,314           51            (205)          21,160
                                                      -------      -------         --------         -------

      Total Investment Securities                     $31,370      $    53         $  (754)         $30,669
                                                      =======      =======         ========         =======

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
(dollars in thousands)

                                                                 As of December 31, 1997
                                                    Held to Maturity                Available for Sale
                                                ------------------------        -------------------------
                                                             Fair Market                      Fair Market
                                                 Cost           Value            Cost            Value
                                                ------          ------          -------         -------
Mortgage-Backed Securities
-----------------------------------------
   Due within One Year                          $   33          $   33          $     -         $     -
   1 -  5 Years                                      -               -            1,999           1,997
   5 - 10 Years                                      -               -                -               -
   Due After 10 Years                                -               -            8,978           9,009
                                                ------          ------          -------         -------
       Total Mortgage-Backed Securities             33              33           10,977          11,006
                                                ------          ------          -------         -------

U.S. Government Agencies and Corporations
-----------------------------------------
   Due within One Year                           7,986           7,893            1,500           1,491
   1 -  5 Years                                      -               -            1,501           1,494
   5 - 10 Years                                  1,500           1,400            1,171           1,166
   Due After 10 Years                                -               -            3,283           3,361
                                                ------          ------          -------         -------
       Total U.S. Government Agencies and
       Corporations                              9,486           9,293            7,455           7,512
                                                ------          ------          -------         -------
           Total Investment Securities          $9,519          $9,326          $18,432         $18,518
                                                ======          ======          =======         =======


                                                                 As of December 31, 1996
                                                    Held to Maturity                Available for Sale
                                                ------------------------        -------------------------
                                                             Fair Market                      Fair Market
                                                  Cost          Value            Cost            Value
                                                -------         ------          -------         -------
Mortgage-Backed Securities
-----------------------------------------
   Due within One Year                          $    49         $   50          $     -         $     -
   1 -  5 Years                                      45             46            2,169           2,175
   5 - 10 Years                                       -              -            2,401           2,348
   Due After 10 Years                                 -              -           11,343          11,312
                                                -------         ------          -------         -------
       Total Mortgage-Backed Securities              94             96           15,913          15,835
                                                -------         ------          -------         -------

U.S. Government Agencies and Corporations
-----------------------------------------
   Due within One Year                                -              -              400             400
   1 -  5 Years                                   7,962          7,623            5,001           4,925
   5 - 10 Years                                   1,500          1,290                -               -
   Due After 10 Years                                 -              -                -               -
                                                -------         ------          -------         -------
       Total U.S. Governments Agencies and
       Corporations                               9,462          8,913            5,401           5,325
                                                -------         ------          -------         -------

Time Deposit
-----------------------------------------
Due within One Year                                 500            500                -               -
                                                -------         ------          -------         -------
           Total Investment Securities          $10,056         $9,509          $21,314         $21,160
                                                =======         ======          =======         =======

INVESTMENT SECURITIES WEIGHTED AVERAGE YIELD


        Due within                                        Due After 10
         One Year      1 to 5 Years      5 to 10 Years        Years        Overall
         --------      ------------      -------------        -----        -------
1997       3.68%           6.08%             5.11%            6.71%         5.44%
1996       6.24%           4.87%             5.40%            6.62%         5.54%


LOANS

Total loans increased by 18.2 percent from the prior year to $77.3 million at December 31, 1997. This increase is due to the growth of both the commercial portfolio and the installment portfolio, which grew in 1997 by 35.5 percent and 28.5 percent, respectively. The Bank continued to make a concerted effort to increase its commercial and installment loan portfolio through the use of an extensive loan officer calling program aimed at the Bank's target market. During 1997, the Bank increased the installment loan portfolio by expanding its indirect lending relationship through a local window manufacturer. Throughout 1997, the Bank sold approximately $3.5 million of its guaranteed student loan portfolio to Secondary Market Services, Inc., an affiliate of USA Group, Inc., for the primary purpose of providing additional cash to fund its internally generated loan growth.

The Bank's growth in commercial and other loans is centered around short- and intermediate-term maturities. The Bank has maintained a competitive approach toward high quality loans in its marketplace. While Guaranteed Student Loans
(GSLs) account for 6.4 percent of the Bank's loan portfolio at December 31, 1997, these loans are comprised of approximately 1,900 promissory notes made to nearly 900 borrowers who are geographically dispersed throughout the United States. These loans are serviced and guaranteed, pursuant to the Higher Education Act of 1965, as amended ("HEA"), by USA Group Loan Services and USA Funds, respectively, affiliates of USA Group, Inc.


LOAN PORTFOLIO AT YEAR-END
(dollars in thousands)
--------------------------------------------------------------------------------------------------------
                                                                                   Percent change from
                                                   December 31,                    1996 to      1995 to
                                         1997          1996          1995            1997         1996
                                       --------      --------      --------        --------      -------
Commercial                             $47,527       $35,064       $31,122          35.54%        12.7%
Real Estate - Construction               3,689         3,970         2,251          (7.08%)       76.4%
Mortgage                                   646           787           838         (17.92%)       (6.1%)
Installment                             20,467        15,933        13,242          28.46%        20.3%
Student Loans                            4,966         9,631        12,999         (48.44%)      (25.9%)
                                       --------      --------      --------        --------      -------
                                        77,295        65,385        60,452          18.22%         8.2%
                                       --------      --------      --------        --------      -------
Less:   Allowance for Loan
        Losses                            (998)         (866)         (910)         15.24%        (4.8%)
                                       --------      --------      --------        --------      -------
        Net Loans                      $76,297       $64,519       $59,542          18.26%         8.4%
                                       ========      ========      ========        ========      =======


The Bank's loan portfolio is comprised primarily of commercial and installment loans. At December 31, 1997, the Bank did not have any significant outstanding loan concentration in similar industries that could cause an adverse impact during an economic downturn in any one industry segment.

COMPOSITION OF LOAN BY TYPE

                                                               December  31,
                                             ------------------------------------------------
                                              1997                 1996                 1995
                                             ------               ------               ------
Commercial                                    61.5%                53.6%                51.5%
Real Estate - Construction                     4.8%                 6.1%                 3.7%
Mortgage                                       0.8%                 1.2%                 1.4%
Installment                                   26.5%                24.4%                21.9%
Student Loans                                  6.4%                14.7%                21.5%
                                             ------               ------               ------
Total                                        100.0%               100.0%               100.0%
                                             ======               ======               ======

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

The Bank's Board of Directors meets monthly to review and approve the activity of the loan committees. Additionally, the Bank's Board of Directors reviews all problem loans and delinquency reports at each Board meeting. The Bank utilizes a risk system whereby each loan (excluding student loans) is assigned a risk rating, with the individual ratings monitored on an ongoing basis. Each week, reports of problem loans are prepared and reviewed by the Bank's loan committees. In addition to under-performing loans, these reports include loans where a customer's cash flow or net worth may be insufficient with regard to loan repayment, loans which have been criticized in a regulatory examination and any other loans where either the ultimate collectibility of the loan is in question or the loan has characteristics requiring special monitoring.

Assets considered to be under-performing are monitored closely by Bank management. Under-performing assets are defined as: 1) non-accrual loans where the ultimate collectibility of interest is uncertain but the principal is considered collectible; 2) loans past due ninety days or more as to principal or interest; 3) loans which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower; and 4) other real estate owned.

Metro adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standard No. 118, on January 1, 1995. As of December 31, 1997, Metro had investments in loans which were impaired in accordance with SFAS No.'s 114 and 118 of $9,700. Of this amount, $5,900 had no related specific allowance. The remaining $3,800 of impaired loans were fully reserved.

The Bank's policy for recognizing income on impaired loans is to accrue interest until a loan is classified as impaired. For loans which receive the classification of impaired during the current period, interest accrued to date is charged against current earnings. No interest is accrued after a loan is classified as impaired. All payments received for loans which are classified as impaired are utilized to reduce the principal balance outstanding. Interest income of $3,200 would have been recorded in 1997 on impaired loans if such loans had been accruing interest throughout the year in accordance with their original terms. In 1997, interest income in the amount of $1,600 was recorded on impaired loans prior to being classified as impaired. The average balance of impaired loans was $42,500 at December 31, 1997.

Loans are charged off when they are deemed uncollectible. Total charged-off loans, net of recoveries, were $68,000 in 1997, compared to $111,000 in 1996 and $43,000 in 1995.

The following tables present activity in the allowance for loan losses account and allocation of the allowance among loan categories:


ALLOWANCE FOR LOAN LOSSES
(dollars in thousands)

                                                     For the year ended
                                                        December 31,
                                                   1997              1996
                                                   ----              ----
Allowance for Loan Losses, January 1             $   866           $   910
                                                 --------          --------
Loans Charged-Off:
  Commercial                                           -                48
  Installment                                         80                71
                                                 --------          --------
    Total Charged-Off Loans                           80               119
                                                 --------          --------
Recoveries on Charged-Off Loans:
  Commercial                                           5                 7
  Installment                                          7                 1
                                                 --------          --------
    Total Recoveries on Charged-Off Loans             12                 8
Net Charged-Off Loans                                 68               111
Provision for Loan Losses                            200                67
                                                 --------          --------
Allowance for Loan Losses, December 31           $   998           $   866
                                                 ========          ========
Average Loans Outstanding                        $72,893           $64,224
                                                 ========          ========
Net Charged-Off Loans to Average Loans              0.09%             0.17%
                                                 ========          ========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(dollars in thousands)

                                                        December 31,
                                                 -------------------------
                                                   1997              1996
                                                   ----              ----
Commercial                                       $   652           $   532

Real Estate - Construction                            51                60

Mortgage                                               9                 5

Installment                                          278               263

Student Loans                                          8                 6
                                                 -------           -------
Total                                            $   998           $   866
                                                 =======           =======

The student loan portfolio is fully guaranteed by a third party for all loans which were first disbursed prior to October 1, 1993. For those loans disbursed on or after October 1, 1993 (or consolidated on or after that date), the guarantee is 98 percent of the principal and interest due, provided that the lender did not incur violations sufficient to cause the assessment of an interest penalty or the loss of guarantee on the loan. All guaranteed student loans are re-insured in various amounts by the federal government. As of December 31, 1997, approximately $992,000 or 20.0 percent of the Bank's student loan portfolio was disbursed after October 1, 1993.

UNDER-PERFORMING ASSETS
(dollars in thousands)

                                                       December 31,
                                               ----------------------------
                                                1997                  1996
                                                ----                  ----
Non-Accruing Loans                             $  10                 $ 157
Renegotiated Loans                                 -                     -
Ninety (90) Days Past Due                        146                   445
                                               ------                ------
   Total Under-Performing Assets               $ 156                 $ 602
                                               ======                ======
Under-Performing  Assets  as  a
   Percentage of Total Loans                    0.20%                 0.92%
                                               ======                ======
Past Due Loans (90 Days or More)
   Commercial                                      -                     -
   Real Estate - Construction                      -                     -
   Mortgage                                        -                     -
   Installment                                     -                     -
   Student Loans                                 146                   445
                                               ------                ------
      Total                                    $ 146                 $ 445
                                               ======                ======

In addition to the loans classified as under-performing, management is closely monitoring loans approximating $1,142,000 as of December 31, 1997 for the borrowers' ability to continue to comply with contractual terms. For these loans, existing conditions do not warrant either a partial charge-off or classification as non-accrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the general condition of the portfolio and in establishing the allowance for loan losses.

SOURCES OF FUNDS

The Bank's primary funding source is its base of core customer deposits, which includes non-interest bearing demand deposits, regular savings and money market accounts, and small denomination (under $100,000) certificates of deposit. Other shorter term sources of funds are large denomination certificates of deposit and securities sold under agreements to repurchase. The following table presents information with respect to the average balances of these funding sources.

FUNDING SOURCES-AVERAGE BALANCES
(dollars in thousands)


                                                                                          Percent Change from
                                              For the year ended December 31,          ------------------------
                                           ------------------------------------        1996 to          1995 to
                                             1997           1996          1995          1997             1996
                                             ----           ----          ----          ----             ----
Core Deposits:
   Non-Interest Bearing Demand             $18,993        $16,443       $13,767        15.51%           19.44%
   Savings Accounts                          5,354          5,764         5,686         7.11%            1.37%
   Money Market and NOW Accounts            31,992         28,760        25,164        11.24%           14.29%
   Other Time Deposits                      29,963         29,652        30,226         1.05%           (1.90%)
                                           ------------------------------------        ------          --------
   Total Core Deposits                     $86,302        $80,619       $74,843         7.05%            7.72%
                                           ------------------------------------       -------          --------

Time Deposits of $100,000 and Over         $12,439        $11,464       $ 9,278         8.50%           23.56%
Federal Funds Purchased and
   Securities Sold under
   Agreements to Repurchase                    510            194           533       162.89%          (63.60%)
                                           ------------------------------------       -------          --------

          Total Funding Sources            $99,251        $92,277       $84,654         7.56%            9.00%
                                           ====================================       =======          ========

FUNDING SOURCES - YIELDS


                                                                                          Percent Change from
                                            For the year ended December 31,          ------------------------
                                           ----------------------------------        1996 to          1995 to
                                           1997           1996          1995          1997             1996
                                           ----           ----          ----          ----             ----
Core Deposits
Non-Interest Bearing Demand                    -           -             -               -                -
Savings Accounts                           2.72%          2.77%         3.21%        (1.81%)         (13.71%)
Money Market and NOW Accounts              3.69%          3.40%         3.30%         8.53%            3.03%
Other Time Deposits                        5.75%          5.76%         5.65%          .17%            1.95%
                                           ----------------------------------        -------         --------
Total Core Deposits                        3.54%          4.64%         4.61%        23.71%             .65%
                                           ----------------------------------        -------         --------
Federal Funds Purchased and
    Securities Sold Under
    Agreements to Repurchase               5.42%          4.88%         5.40%        11.07%           (9.63%)
                                           ----------------------------------        -------         --------
       Total Funding Sources               3.83%          4.64%         4.62%        17.46%             .43%
                                           ==================================        =======         ========

The Bank's average total core deposits have shown steady growth over the past several years, increasing by $5.7 million or 7.0 percent in 1997 compared to
7.7 percent in 1996. During 1997, the Bank experienced increases in all categories of average deposits, except for savings accounts. The daily average balance of savings, money market and NOW accounts and certificates of deposit increased 5.5 percent during 1997.

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

TIME DEPOSIT OF $100,000 AND OVER
(dollars in thousands)

              Year End            1 - 90          91 - 180           181 - 366         Beyond
               Balance             Days             Days                Days           1 Year
              --------            ------          --------           ---------         ------
1997           $12,530            $3,200           $1,259              $4,083          $3,988

1996           $10,800            $1,497           $1,649              $5,435          $2,219

Currently, the Bank has available separate agreements with two regional banks which provide for the purchase of Federal Funds to meet short-term liquidity needs. The total amount of Federal Funds available to the Bank under these agreements is $2.5 million. The average balance of Federal Funds purchased during 1997 was $3,150.

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

At December 31, 1997, $41.0 million or 53.1 percent of the loan portfolio are fixed rate loans, excluding non-accruing loans. Variable rate loans, excluding non-accruing loans, amounted to $36.3 million or 46.9 percent of the loan portfolio at December 31, 1997. Fixed and variable rate loans with scheduled maturities greater than one year amounted to $31.2 million and $13.5 million, respectively. In the investment securities category, $9.5 million or 33.9 percent of the portfolio matures within one year. The Bank's average loan-to-deposit ratio, another indication of liquidity, was 72.9 percent in 1997 compared to 69.8 percent for 1996.

Management also monitors the Bank's balance between interest rate sensitive assets and liabilities to ensure that changes in interest rates will not adversely affect earnings. Management of these sensitive items is important to protect the net interest margin and assure earnings stability during periods of adverse fluctuations in market interest rates.

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

In the first ten years of the Bank's operations, management has closely monitored its liquidity and interest rate sensitivity. Management's objective in interest rate sensitivity management is to reduce the Bank's vulnerability to future interest rate fluctuations while providing for growth of the net interest margin. Management's goal is to maintain a GAP ratio of rate-sensitive assets to rate-sensitive liabilities within a range of 0.70 to
1.30 for a one year time frame.

The cumulative GAP ratio of the Bank on December 31, 1997 was 114.2 percent for interest rate sensitive assets and liabilities of ninety days or less and
107.9 percent for interest rate sensitive assets and liabilities of one year or less. The ratios fall within the Bank's desired liquidity range for one year. Management will continue to maximize its net interest margin while managing interest rate risk within prudent boundaries. Based upon the current balance sheet structure of the Bank, any future increase in interest rates could have a positive impact on the Bank's net interest margin and earnings. In the event of a decline in general interest rates, management believes that such a decline would have a minimal effect on the Bank's earnings.

INTEREST RATE SENSITIVITY ANALYSIS
(dollars in thousands)

                                            1-90          91 - 365           1-5            Beyond 5
                                            Days            Days            Years            Years            Total
                                          --------        --------         --------         --------        --------
Earning Assets:
  Investment Securities                   $ 12,167        $  9,916         $  5,954         $      -        $ 28,037
  Federal Funds Sold                         7,500               -                -                -           7,500
  Loans (excluding non-accruing)            34,822           7,726           22,637           12,110          77,295
                                          --------        --------         --------         --------        --------
    Total Earning Assets                  $ 54,489        $ 17,642         $ 28,591         $ 12,110        $112,832
                                          ========        ========         ========         ========        ========

Interest-Bearing Liabilities:
  Savings and Time Deposits               $ 47,723        $ 19,098         $ 15,861         $      -        $ 82,682
  Borrowed Funds                                 -               -                -                -               -
                                          --------        --------         --------         --------        --------
    Total Interest-Bearing                $ 47,723        $ 19,098         $ 15,861         $      -        $ 82,682
                                          ========        ========         ========         ========        ========
    Liabilities

Interest Rate Sensitivity Gap Per
     Period                               $  6,766        $ (1,456)        $ 12,730         $ 12,110        $ 30,150

Cumulative Interest Rate Gap              $  6,766        $  5,310         $ 18,150         $ 30,150        $ 30,150


Cumulative Ratio of Interest Rate
    Sensitivity                              114.2%          107.9%           121.8%           136.5%          136.5%

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

THE YEAR 2000 ISSUE

The Company has established an internal committee comprised of several department heads to address the Year 2000 issue. Through the efforts of the committee, a written Year 2000 Plan for the Company was developed. The purpose of the plan is to ensure that the Company's systems are compliant with processing in the Year 2000. The Year 2000 Plan also identifies and addresses other internal and external business risks applicable to the Year 2000. The majority of the Company's systems are provided by a third party vendor who has contractually guaranteed to be fully compliant by the end of the 1999 calendar year. The company anticipates that certain software upgrades, hardware purchases and modifications to its other systems will be necessary to be fully compliant by the Year 2000. At this time, the estimated cost of the Year 2000 compliance is not expected to be material to the Company.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND THE SHAREHOLDERS OF METROBANCORP:



      We have audited the accompanying consolidated statement of condition of MetroBanCorp (an Indiana Corporation) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows, for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MetroBanCorp and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




                                      ARTHUR ANDERSEN LLP


                                      Indianapolis, Indiana,
                                      January 28, 1998.

CONSOLIDATED STATEMENT OF CONDITION
METROBANCORP & SUBSIDIARY
 (dollars in thousands)

                                                                                    DECEMBER 31,
ASSETS                                                                          1997            1996
---------------------------------------------------------------------------------------------------------
Cash and Due from Banks                                                      $     9,595     $     7,475
Federal Funds Sold                                                                 7,500           6,300
                                                                             ----------------------------
        Total Cash and Cash Equivalents                                           17,095          13,775
                                                                             ----------------------------

Investment Securities Held to Maturity - at Amortized
 Cost (Market Value: 1997 - $9,326 and 1996 - $9,509)                              9,519          10,056
Investment Securities Available for Sale - at Market Value                        18,518          21,160
                                                                             ----------------------------
        Total Investment Securities                                               28,037          31,216
                                                                             ----------------------------

Loans                                                                             77,295          65,385
Allowance for Loan Losses                                                           (998)           (866)
                                                                             ----------------------------
        Loans, net                                                                76,297          64,519
                                                                             ----------------------------

Premises and Equipment, net                                                        1,406           1,821
Accrued Interest Receivable                                                          834             871
Core Deposit Intangible, net of Accumulated
 Amortization of $944 in 1997 and $804 in 1996                                       182             322
Deferred Tax Asset                                                                   419             360
Other Assets                                                                         448             499
                                                                             ----------------------------

        TOTAL ASSETS                                                         $   124,718     $   113,383
                                                                             ============================

LIABILITIES
---------------------------------------------------------------------------------------------------------
Deposits:
 Non-Interest Bearing Demand                                                 $    28,552     $    23,141
 Interest Bearing:
        Savings and NOW Accounts                                                  40,500          35,507
        Time Deposits of $100,000 and over                                        12,530          10,800
        Other Time Deposits                                                       29,652          29,836
                                                                             ----------------------------
        Total Deposits                                                           111,234          99,284
                                                                             ----------------------------

Securities Sold Under Agreements to Repurchase                                         -           1,500
Accrued Interest Payable                                                             426             419
Other Liabilities                                                                    926             679
                                                                             ----------------------------
        TOTAL LIABILITIES                                                        112,586         101,882
                                                                             ----------------------------

COMMITMENTS AND CONTINGENCIES (Note 11)                                                -               -

SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------
Preferred Stock: 1,000,000 authorized;
 none outstanding                                                                      -               -
Common Stock: 3,000,000 authorized;
 1,681,291 issued and outstanding in 1997 and 1996                                11,210          11,210
Accumulated Earnings                                                                 880             407
Net Unrealized Gain/(Loss) on Investment Securities Available for Sale                42            (116)
                                                                             ----------------------------
        TOTAL SHAREHOLDERS' EQUITY                                                12,132          11,501
                                                                             ----------------------------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $   124,718     $   113,383
                                                                             ============================

The accompanying notes to the consolidated financial statements are an integral part of these

CONSOLIDATED STATEMENT OF OPERATIONS
METROBANCORP & SUBSIDIARY
(dollars in thousands, except per share)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
               Interest and Fees on Loans                                    $    7,133      $    6,130     $    5,707
               Interest on Investment Securities                                  1,586           1,600          1,483
               Interest on Federal Funds Sold                                       104             143            217
                                                                             -----------     -----------    -----------
TOTAL INTEREST INCOME                                                             8,823           7,873          7,407
                                                                             -----------     -----------    -----------

INTEREST EXPENSE:
               Interest on Deposits                                               3,754           3,496          3,229
               Interest on Term Borrowings                                           37              23             28
                                                                             -----------     -----------    -----------
TOTAL INTEREST EXPENSE                                                            3,791           3,519          3,257
                                                                             -----------     -----------    -----------

NET INTEREST INCOME                                                               5,032           4,354          4,150

               Provision for Loan Losses                                            200              67            367
                                                                             -----------     -----------    -----------

NET INTEREST INCOME AFTER PROVISION
               FOR LOAN LOSSES                                                    4,832           4,287          3,783
                                                                             -----------     -----------    -----------

NON-INTEREST INCOME:
               Service Charges on Deposit Accounts                                  319             302            309
               Net Securities Gain/(Loss)                                           (15)            (12)             2
               Other Service Charges, Commissions and
               and Fees                                                             483             342            445
               Gain on Sale of Real Estate                                           90              35              -
                                                                             -----------     -----------    -----------
TOTAL NON-INTEREST INCOME                                                           877             667            756
                                                                             -----------     -----------    -----------

NON-INTEREST EXPENSE:
               Salaries and Employee Benefits                                     1,797           1,572          1,474
               Net Occupancy Expense                                                327             265            195
               Equipment Expense                                                    437             299            196
               Advertising and Public Relations                                     234             230            272
               Legal and Professional Services                                      258             137            132
               Data Processing                                                      275             238            179
               FDIC Insurance Assessment                                             25             188            117
               Student Loan Servicing Fees                                           63             108            133
               Amortization of Core Deposit Intangible                              141             141            141
               Other                                                                803             664            650
                                                                             -----------     -----------    -----------
TOTAL NON-INTEREST EXPENSE                                                        4,360           3,842          3,489
                                                                             -----------     -----------    -----------

INCOME BEFORE INCOME TAXES                                                        1,349           1,112          1,050
               Applicable Income Taxes                                              540             488            428
                                                                             -----------     -----------    -----------

NET INCOME                                                                   $      809      $      624     $      622
                                                                             ===========     ===========    ===========

NET INCOME PER COMMON SHARE                                                  $     0.48      $     0.37     $     0.37

NET INCOME PER COMMON SHARE - ASSUMING DILUTION                              $     0.47      $     0.37     $     0.37

WEIGHTED AVERAGE SHARES OUTSTANDING                                           1,681,291       1,681,291      1,681,291
                                                                             -----------     -----------    -----------

                                                                             -----------     -----------    -----------
WEIGHTED AVERAGE SHARES OUTSTANDING-ASSUMING DILUTION                         1,714,836       1,681,291      1,681,291
                                                                             -----------     -----------    -----------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
METROBANCORP & SUBSIDIARY
(dollars in thousands)

                                                                                       YEAR ENDED DECEMBER 31,
CASH FLOWS FROM OPERATING ACTIVITIES:                                              1997         1996          1995
---------------------------------------------------------------------------------------------------------------------
Net Income                                                                       $    809     $    624      $    622
Adjustments to Reconcile Net Income to
                      Cash Provided by Operating Activities:
                         Provision for Loan Losses                                    200           67           367
                         Deferred Income Tax Benefit                                 (164)         (62)          (71)
                         Depreciation and Amortization                                517          394           293
                         Gain on Sale of Real Estate                                  (90)         (35)            -
                         (Gain)/Loss on Sale of Securities                             15           12            (2)
                         (Increase)/Decrease in Accrued Interest Receivable            37           82          (156)
                         (Increase)/Decrease in Other Assets                           51          (12)         (180)
                         Increase/(Decrease) in Accrued Interest Payable                7          (47)          113
                         Increase in Other Liabilities                                247          175           141
                                                                                 ---------    ---------     ---------
TOTAL ADJUSTMENTS                                                                     820          574           505
                                                                                 ---------    ---------     ---------

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES                                     1,629        1,198         1,127
                                                                                 ---------    ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------
                      Proceeds from Maturities of Investment Securities Held
                      to Maturity                                                     500          233            66
                      Proceeds from Maturities of Investment Securities
                      Available for Sale                                              400        2,348           194
                      Proceeds from Sales of Investment Securities Available
                      for Sale                                                     10,997        3,954         1,588
                      Purchases of Investment Securities Available for Sale        (8,483)      (8,483)       (4,380)
                      Purchase of Student Loans                                         -            -        (2,020)
                      Proceeds from Sales of Student Loans                          3,546        1,178         4,005
                      Proceeds from the Repayment of Student Loans                  1,119        2,190         1,002
                      Net Loans made to Customers                                 (16,643)      (8,412)       (6,264)
                      Purchases of Premises and Equipment                            (320)        (526)         (531)
                      Proceeds from the Sale of Real Estate                           461          409             -
                                                                                 ---------    ---------     ---------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                        (8,423)      (7,189)       (6,340)
                                                                                 ---------    ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------
                      Net Increase in Demand Deposits, NOW and Savings
                      Accounts                                                     10,404        2,699        14,651
                      Net Increase in Time Deposits                                 1,546        1,721         3,015
                      Net Increase/(Decrease) in Securities Sold under
                         Agreements to Repurchase                                  (1,500)      (2,400)        1,500
                      Cash Dividends Paid                                            (336)        (336)         (167)
                                                                                 ---------    ---------     ---------

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                                    10,114        1,684        18,999
                                                                                 ---------    ---------     ---------

---------------------------------------------------------------------------------------------------------------------
NET INCREASE/(DECREASE) IN CASH AND
                      CASH EQUIVALENTS                                              3,320       (4,307)       13,786

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                   13,775       18,082         4,296
                                                                                 ---------    ---------     ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       $ 17,095     $ 13,775      $ 18,082
                                                                                 ---------    ---------     ---------

Supplemental Disclosure of Cash Flow Information:
                      Cash Paid During the Year for Interest Expense             $  3,767        3,584         3,101
                      Cash Paid During the Year for Income Taxes                      612          483           131

The accompanying notes to the consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENT OF
SHAREHOLDERS' EQUITY
METROBANCORP & SUBSIDIARY
(dollars in thousands)

                                                                                             Net Unrealized
                                                                                            Gains/(Loss) on
                                          Common Shares      Common      Accumulated     Investment Securities
                                           Outstanding       Stock   Earnings/(Deficit)    Available for Sale     Total
-------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1994                 1,681,291        11,210         (336)                (523)            10,351
Net Income                                          -             -          622                    -                622

Dividend Paid                                       -             -         (167)                   -               (167)
Net Unrealized Gain on Investment
    Securities Available for Sale                   -             -            -                  339                339

-------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                 1,681,291        11,210          119                 (184)            11,145
Net Income                                          -             -          624                    -                624

Dividend Paid                                       -             -         (336)                   -               (336)
Net Unrealized Gain on Investment
    Securities Available for Sale                   -             -            -                   68                 68

-------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1996                 1,681,291        11,210          407                 (116)            11,501
Net Income                                          -             -          809                    -                809

Dividend Paid                                       -             -         (336)                   -               (336)
Net Unrealized Gain on Investment
    Securities Available for Sale                   -             -            -                  158                158

-------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1997                 1,681,291       $11,210        $ 880                $  42            $12,132

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
METROBANCORP & SUBSIDIARY


1.    BACKGROUND OF CORPORATION

      MetroBanCorp ("Metro") was incorporated in the State of Indiana in 1987 for the purpose of holding all of the shares of common stock of MetroBank ("Bank"), an Indiana-chartered commercial bank which commenced operations in April, 1988. The Bank's primary market and service area is Hamilton County and northern Marion County, which are together considered part of the Northside Suburban Indianapolis metropolitan area. The Bank's primary mission is to provide commercial and individual banking services in the previously defined service area.

2.    SUMMARY OF ACCOUNTING AND REPORTING POLICIES

      Basis of Accounting - The accompanying consolidated financial statements include the accounts of Metro and the Bank. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and conform with general practices in the banking industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimated. All significant intercompany balances and transactions have been eliminated.

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

      All securities not classified as held to maturity are considered available for sale. Available for sale securities are stated at their current market value. Unrealized gains and losses associated with available for sale securities, net of taxes, are excluded from earnings and reported as a net amount in a separate component of shareholders' equity until realized.

      Net income reflects realized gains or losses from the sale of investment securities on a specific identification basis. Interest income and the amortization of the premium and discount arising at acquisition are included in net income.

      Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed adequate by management to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the reserve is based upon an evaluation of the portfolio, a review of loan delinquencies, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The reserve is increased by provisions for loan losses charged against income.

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

      Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization included in non-interest expense are computed using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 30 years. Routine maintenance, repairs and minor improvements are charged to non-interest expense as incurred.

      Core Deposit Intangible - The core deposit intangible represents the excess of acquisition costs over the fair value of net assets acquired and is being amortized on the straight-line basis over a period of eight years.

      Securities Sold Under Agreements to Repurchase - These securities are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were sold plus accrued interest. It is Metro's policy to relinquish control of securities sold under the agreements to repurchase. Metro also monitors its exposure with respect to securities borrowed transactions. The maximum amount of outstanding agreements at any month-end was $1.5 million during the year. The daily average outstanding balance of securities sold under agreements to repurchase amounted to $3,150 for the year ended December 31, 1997.

      Per Share Data - Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during each year. Net income per common share, assuming full dilution, is computed as above except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares (stock options) had been issued. Below is a table reconciling basic net income per common share and net income per common share - assuming full dilution:

                                                               For the Year Ended 1997
                                                               -----------------------
                                                     Income            Shares           Per-Share
                                                   (Numerator)      (Denominator)         Amount
                                                   -----------      -------------       ---------
NET INCOME PER COMMON SHARE
Income available to common
stockholders                                        $809,000          1,681,291           $0.48
                                                                                        =========

EFFECTS OF DILUTIVE OPTIONS
Stock options                                           -              33,545
                                                   -----------      -------------

NET INCOME PER COMMON SHARE-ASSUMING DILUTION       $809,000          1,714,836           $0.47
                                                   ===========      =============       =========

      Per share data included in Metro's consolidated statement of operations for 1997, 1996 and 1995 was based on the weighted average number of common shares outstanding. Outstanding stock options during 1996 and 1995 did not have a dilutive effect on earnings per share for those years.

      Reclassifications - Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 1997 presentation. Such reclassifications had no effect on net income.

      Impact of Accounting Changes - Effective January 1, 1997, Metro adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting standards for sales, securitization, and servicing of receivables, and other financial assets, secured borrowing and collateral transactions, and the extinguishment of liabilities. Certain other provisions of this statement are not effective until January 1, 1998. Adoption of this provision had no material impact on Metro's consolidated financial statements.

      The Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share." Metro adopted the provisions of this statement effective December 31, 1997. This statement established standards for computing and presenting earnings per share. The impact of this adoption is presented on the consolidated statement of operations.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components. The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established standards for reporting information on operating segments. These statements are effective for fiscal years beginning after December 15, 1997. Metro does not expect the impact of these statements to be material to its disclosures.

3.    INVESTMENT SECURITIES
      Investment securities consist primarily of U.S. government agency and corporation bonds, derivative securities with both fixed and indexed interest rates, and mortgage backed securities with both fixed and floating interest rates. The derivative securities are subject to interest rate risk due to their dual index feature and are comprised of deleveraged bonds, and structured agency and corporation notes. At December 31, 1997, the derivative securities amounted to $9.5 million classified as held to maturity and $2.0 million included in available for sale securities. Although these securities' current market values are below cost, Metro believes these securities to be only temporarily impaired due to their interest rate characteristics. The Bank has the ability to hold these securities until their respective maturity dates, when differences between book value and market value will no longer exist. The mortgage backed securities are subject to both prepayment and interest rate risk and have been classified primarily as available for sale. The amortized cost and estimated market values of investment securities are as follows:

INVESTMENT SECURITIES PORTFOLIO

(dollars in thousands)

                                                                                Gross          Gross       Estimated
                                                            Amortized        Unrealized     Unrealized       Market
DECEMBER 31, 1997                                              Cost             Gains         Losses         Values
                                                            ---------        ----------     ----------     ---------
Investment Securities Held to Maturity
--------------------------------------
Mortgage-Backed Securities                                   $    33            $  -          $   -         $    33
U.S. Government Agencies and Corporations                      9,486               -           (193)          9,293
                                                            ---------        ----------     ----------     ---------
       Total Investment Securities Held to Maturity            9,519               -           (193)          9,326
                                                            ---------        ----------     ----------     ---------

Investment Securities Available for Sale
----------------------------------------
Mortgage-Backed Securities                                    10,977              55            (26)         11,006
                                                            ---------        ----------     ----------     ---------
U.S. Government Agencies and Corporations                      7,455              89            (32)          7,512
                                                            ---------        ----------     ----------     ---------

Total Investment Securities Available for Sale                18,432             144            (58)         18,518
                                                            ---------        ----------     ----------     ---------
       Total Investment Securities                           $27,951            $144          $(251)        $27,844
                                                            =========        ==========     ==========     =========

                                                                                Gross          Gross       Estimated
                                                            Amortized        Unrealized     Unrealized       Market
DECEMBER 31, 1996                                              Cost             Gains         Losses         Values
                                                            ---------        ----------     ----------     ---------
Investment Securities Held to Maturity
--------------------------------------
Mortgage-Backed Securities                                   $    94            $  2          $   -         $    96
U.S. Government Agencies and Corporations                      9,462               -           (549)          8,913
Time Deposits                                                    500               -              -             500
                                                            ---------        ----------     ----------     ---------
       Total Investment Securities Held to
          Maturity                                            10,056               2           (549)          9,509
                                                            ---------        ----------     ----------     ---------

Investment Securities Available for Sale
----------------------------------------
Mortgage-Backed Securities                                    15,913              51           (129)         15,835
U.S. Government Agencies and Corporations                      5,401               -            (76)          5,325
                                                            ---------        ----------     ----------     ---------
       Total Investment Securities Available for Sale         21,314              51           (205)         21,160
                                                            ---------        ----------     ----------     ---------

       Total Investment Securities                           $31,370            $ 53          $(754)        $30,669
                                                            =========        ==========     ==========     =========

      The carrying value of U.S. government agencies, corporation securities, and mortgaged-backed securities at December 31, 1997 and 1996 are shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands):

                                                                           As of December 31, 1997
                                                                Held to Maturity              Available for Sale
                                                          ---------------------------    ----------------------------
                                                                          Fair Market                     Fair Market
                                                           Cost              Value         Cost              Value
                                                          ------          -----------    -------          -----------
Mortgage-Backed Securities
-----------------------------------------
Due within One Year                                       $   33            $   33       $     -            $     -
1 -  5 Years                                                   -                 -         1,999              1,997
5 - 10 Years                                                   -                 -             -                  -
Due After 10 Years                                             -                 -         8,978              9,009
                                                          ------            ------       -------            -------
     Total Mortgage-Backed Securities                         33                33        10,977             11,006
                                                          ------            ------       -------            -------

U.S. Government Agencies and Corporations
-----------------------------------------
Due within One Year                                        7,986             7,893         1,500              1,491
1 -  5 Years                                                   -                 -         1,501              1,494
5 - 10 Years                                               1,500             1,400         1,171              1,166
Due After 10 Years                                             -                 -         3,283              3,361
                                                          ------            ------       -------            -------

     Total U.S. Government Agencies and
       Corporations                                        9,486             9,293         7,455              7,512
                                                          ------            ------       -------            -------
     Total Investment Securities                          $9,519            $9,326       $18,432            $18,518
                                                          ======            ======       =======            =======

                                                                           As of December 31, 1997
                                                                Held to Maturity              Available for Sale
                                                          ---------------------------    ----------------------------
                                                                          Fair Market                     Fair Market
                                                           Cost              Value         Cost              Value
                                                          -------         -----------    --------         -----------
Mortgage-Backed Securities
-----------------------------------------
Due within One Year                                       $    49           $    50      $      -           $     -
1 -  5 Years                                                   45                46         2,169             2,175
5 - 10 Years                                                    -                 -         2,401             2,348
Due After 10 Years                                              -                 -        11,343            11,312
                                                          -------           -------      --------           -------
     Total Mortgage-Backed Securities                          94                96        15,913            15,835
                                                          -------           -------      --------           -------

U.S. Government Agencies and Corporations
-----------------------------------------
Due within One Year                                             -                 -           400               400
1 -  5 Years                                                7,962             7,623         5,001             4,925
5 - 10 Years                                                1,500             1,290             -                 -
Due After 10 Years                                              -                 -             -                 -
                                                          -------           -------      --------           -------
     Total U.S. Government  Agencies and
          Corporations                                      9,462             8,913         5,401             5,325
                                                          -------           -------      --------           -------

Time Deposits
-----------------------------------------
Due within One Year                                           500               500             -                 -
                                                          -------           -------      --------           -------
     Total Investment Securities                          $10,056           $ 9,509       $21,314           $21,160
                                                          =======           =======      ========           =======

      Proceeds from sales of investments in debt securities were $11.0 million in 1997 as compared to $4.0 million in 1996. Net realized loss on sale of investment securities amounted to $15,000 during 1997 compared to a $12,000 loss for the same period in 1996.

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

      The estimated carrying and fair values of Metro's financial instruments as of December 31, 1997 are as follows (dollars in thousands):

                                      Carrying Value          Fair Value
                                      --------------          ----------
Financial Assets:
Cash & Cash Equivalents                  $ 17,095              $ 17,095
Investment Securities                      28,037                27,844
Loans, Net                                 76,297                77,954
Deposits                                  111,234               111,444
Off-Balance Sheet Financial
    Instruments                            14,506                14,506

5.    LOANS

      Total loans at December 31, 1997 and 1996 by major loan categories are as follows (dollars in thousands):

                                              1997               1996
                                              ----               ----
         Commercial                         $47,527            $35,064
         Real Estate - Construction           3,689              3,970
         Mortgage                               646                787
         Installment                         20,467             15,933
         Student Loans                        4,966              9,631
                                            --------           --------
                Total Loans                 $77,295            $65,385

         Allowance for Loan Losses             (998)              (866)
                                            --------           --------
         Loans, Net                         $76,297            $64,519
                                            ========           ========

      Transactions in the allowance for loan loss account for the years indicated were as follows (dollars in thousands):

                                               1997            1996           1995
                                               ----            ----           ----
         Balance at Beginning of Year          $866            $910           $586
         Provision for Loan Losses              200              67            367
         Charged-Off Loans                      (80)           (119)           (54)
         Recoveries                              12               8             11
                                              ------          ------         ------
         Balance at End of Year                $998            $866           $910
                                              ======          ======         ======

      As of December 31, 1997, Metro had investments in loans which were impaired in accordance with SFAS No.'s 114 and 118 of $9,700. Of this amount, $5,900 had no related specific allowance. The remaining $3,800 of impaired loans were fully reserved.

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

      For the year ended December 31, 1997, the average balance of impaired loans was $42,500; additionally, no interest income was earned on these loans during the year ended December 31, 1997.


6.    PREMISES AND EQUIPMENT

      Premises and equipment at December 31, 1997 and 1996 consist of the following (dollars in thousands):

                                                      1997            1996
                                                      ----            ----
         Land and Improvements                       $  200          $  605
         Building and Improvements                      999             954
         Furniture and Equipment                      1,683           1,344
                                                    --------        --------
         Total                                        2,882           2,903

         Less:  Accumulated Depreciation and
         Amortization                                (1,476)         (1,082)
                                                    --------        --------
         Total, Net                                  $1,406          $1,821
                                                    ========        ========

7.    BENEFIT PLANS
      Employees' Thrift and Retirement Plan - Metro maintains a trusteed contributory thrift and retirement plan (Employees' Thrift and Retirement Plan) covering all employees who have attained the age of twenty-one and work a minimum of one thousand hours per calendar year. Salary redirection or "401(k)" contributions are made to the Employees' Thrift and Retirement Plan pursuant to a Salary Redirection Agreement between each eligible employee and the Bank. Eligible employees may contribute up to 10 percent of their pre-tax compensation, limited by the amount allowed by the IRS. Effective January 1, 1995, Metro increased the amount of employee contributions it matches from 75 percent to 100 percent of the first 6 percent of the employee's compensation, provided the employee contributes at least 2 percent of their compensation to the Plan. Metro may make additional profit sharing contributions to the Plan as determined and approved by the Board of Directors. Employees vest 100 percent in Metro's matching and discretionary profit sharing contributions at the end of five years of Plan participation. Metro's contribution expense related to the Employees' Thrift and Retirement Plan amounted to $57,600, $51,000, and $64,000 in 1997, 1996, and 1995, respectively.

      Supplemental Executive Retirement Plan - Effective January 1, 1993, Metro established the Supplemental Executive Retirement Plan (SERP), a non-qualified deferred compensation plan, for certain executive officers of Metro. The provisions of the SERP allow the Plan's participants who are also participants of the Employees' Thrift and Retirement Plan to defer compensation from Metro or receive contributions without regard to the amounts limited by the IRS under the Employee's Thrift and Retirement Plan. SERP participants' salary deferrals, however, are limited to amounts not to exceed 25 percent of the participant's compensation, including amounts contributed to the Employees' Thrift and Retirement Plan. Metro may make matching contributions in percentage amounts as described under the Employees' Thrift and Retirement Plan. Also, Metro may make discretionary contributions to the SERP as determined and approved by the Board of Directors. Metro's contribution expense related to the SERP was $13,000, $12,000, and $5,000 in 1997, 1996, and 1995, respectively.

8.    STOCK AND CAPITAL ADEQUACY

      For information on capital adequacy, see section entitled "Capital Resources and Capital Adequacy," in Management's Discussion and Analysis section of the Annual Report.

9.    STOCK OPTION PLANS

      Prior to 1991, Metro had three stock option plans: the 1987 Stock Option and Stock Appreciation Rights Plan for officers and key employees of Metro and the Bank, the 1987 Directors' Stock Option Plan for those persons who serve as directors of Metro and the Bank, and the Incorporators' and Founders' Stock Option Plan. During 1991, shareholders of Metro approved the repricing of all outstanding options and stock appreciation rights (SAR's) granted under these plans to a then current fair market price of $6.75 per share, and shareholders approved extending, until December 31, 2000, the term of each outstanding option and SAR. Shareholders also approved termination of all three of these plans. All options and SAR's granted under such plans prior to their termination may be exercised until the expiration date.

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

      During 1994, shareholders of Metro adopted the 1994 Stock Option and Stock Appreciation Rights Plan for officers and key employees of Metro and the Bank, and the 1994 Directors' Stock Option Plan for directors of Metro. Options and SAR's under these plans are fully vested at the grant date. Options granted under these plans have exercise prices ranging from $5 to $9 per share.

      As of December 31, 1997, there were 384,150 shares of common stock reserved for issuance under these plans. Stock option activity under these plans was as follows:

                                           Number of                  Weighted Average
              Options                       Shares                     Exercise Price
------------------------------------------------------------------------------------------
         DECEMBER 31, 1994                  136,250                         $6.52


            Granted                          13,100                          6.37
            Cancelled                           100                             6.75

------------------------------------------------------------------------------------------
         DECEMBER 31, 1995                  149,250                          6.51

            Granted                          13,500                          6.12

------------------------------------------------------------------------------------------
         DECEMBER 31, 1996                  162,750                          6.48

            Granted                          41,400                          6.67

------------------------------------------------------------------------------------------
         DECEMBER 31, 1997                  204,150                         $6.51
                                                                            =====

         SHARES EXERCISABLE                 204,150
                                            =======

      Metro accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, Metro's net income would have been reduced to $734,000 ($0.44 per share) in 1997, $608,000 ($0.36 per share) in 1996, and $603,000 ($0.36) in 1995.
      Because the Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro-forma compensation cost may not be representative of that to be expected in future years.

      The Black Scholes Model was utilized to calculate the assumptions regarding the information that follows. Options outstanding at December 31, 1997, have a weighted average remaining life of 5.1 years. The weighted average fair value of the options granted was $3.03 per share in 1997 and $2.27 per share in 1996. The fair value of each option is estimated on the date of grant using a risk-free interest rate of 6.25 percent in 1997 and 6.49 percent in 1996; expected dividend yields of
      0.77 percent; expected lives of 6.5 years in 1997 and 8.5 years in 1996; and expected volatility of 36.8 percent.

10.   INCOME TAXES

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

                                            1997              1996              1995
                                            ----              ----              ----
         Federal   - Current               $ 572             $ 442             $ 375
                   - Deferred               (139)              (54)              (47)
                                           ------            ------            ------
                                           $ 433             $ 388             $ 328
                                           ------            ------            ------

         State     - Current               $ 132             $ 108             $ 124
                   - Deferred                (25)               (8)              (24)
                                           ------            ------            ------
                                           $ 107             $ 100             $ 100
                                           ------            ------            ------

                                           $ 540             $ 488             $ 428
                                           ======            ======            ======

      A reconciliation between Metro's effective tax rate and the U.S. Federal statutory rate is as follows:

                                                                 1997          1996           1995
                                                                 ----          ----           ----
         U.S. Federal Statutory Rate                             35.0%         35.0%          35.0%
         State Income Taxes, Net of U.S. Federal Income Tax
         Benefit                                                  6.5           6.5            6.2

         Effect of Graduated Income Taxes                        (1.0)         (1.0)          (1.0)
         Other                                                   (0.5)          3.4            0.6
                                                                 -----         -----          -----
                                                                 40.0%         43.9%          40.8%
                                                                 =====         =====          =====

      The significant components of Metro's net deferred tax asset as of December 31, 1997 and 1996 are as follows (dollars in thousands):

                                                                         1997           1996
                                                                         ----           ----
              Book over Tax Depreciation                                $  73          $  43
              Provision for Loan Losses                                   321            265
              Accrual to Cash Adjustment                                    -            (26)
              Net Unrealized (Gain)/Loss on Investment
                Securities Available for Sale                             (29)            67
              Other                                                        54             11
                                                                        ------         ------

                                                                        $ 419          $ 360
                                                                        ======         ======

      Metro did not record a valuation allowance against the deferred tax assets as management expects to fully realize all tax benefits in the future.

11.   COMMITMENTS AND CONTINGENCIES

      Metro has entered into non-cancelable operating leases for its main office and three branch offices. The main office lease will expire in 2005 while the expiration of the branch office leases range from 1998 through 2002. Each operating lease has options to extend into the future. Rental expense for all four offices in 1997 was $130,000. Future aggregate minimum annual rentals (not considering renewal options) are payable as follows:


  1998             1999             2000            2001             2002        Thereafter
--------         --------         --------        --------         --------      ----------
$147,900         $138,600         $138,600        $139,600         $120,000       $205,000

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

      Metro's financial instruments where contract amounts represent credit risk are as follows (dollars in thousands):

                                                                      1997              1996
                                                                    -------           -------
         Standby Letters of Credit                                  $   339           $   120

         Unused Commercial Lines of Credit & Real
           Estate Draw Notes                                         11,785             7,905

         Unused Home Equity & Personal Lines of Credit                2,382             2,203
                                                                    -------           -------

         Total Commitments                                          $14,506           $10,228
                                                                    =======           =======

      Commitments to extend credit under lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and typically require the payment of fees. The total commitment amounts do not necessarily represent future cash requirements. Commitments sometimes expire before being drawn upon while others may not be drawn upon to the full amount available. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral required, if deemed necessary, by the Bank upon extension of credit is based upon management's credit evaluation of the borrower. The type of collateral typically involves a mortgage position in the underlying property collateralized by the loan, but may include accounts receivable, inventory, fixtures and equipment, general intangibles and the personal guarantee of the borrower.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support private borrowing arrangements. Substantially all guarantees expire in less than one year. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending credit under line of credit arrangements. The Bank may require cash, marketable securities, property and/or mortgage positions as collateral supporting these commitments in those instances in which collateral is deemed necessary.

      Metro's investment in off-balance sheet derivative financial instruments, as defined by Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," is limited to fixed and variable interest rate loan commitments. Fixed rate loan commitments are generally extended for no longer than six months. Interest rates on the variable rate loan commitments are adjustable on either a daily or monthly basis.

12.   RELATED PARTY TRANSACTIONS

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

      Loan transactions with directors and their affiliates and principal officers of Metro for 1997 were as follows (dollars in thousands):


      Balance at Beginning of Year                               $1,212
      Loans Made                                                    204
      Loan Repayment                                               (391)
                                                                 -------
      Balance at End of Year                                     $1,025
                                                                 =======

      Certain directors and the companies with which they are affiliated also provide services to Metro. Metro conducts business with these affiliated companies for advertising and public relations, legal services and leasing office space.


      Payments made to director-affiliated companies are as follows (dollars in thousands):

                                             1997     1996     1995
                                             ----     ----     ----
         Advertising & Public Relations      $208     $213     $209
         Lease Payments                        11       11        2
         Legal Services                         7        3        5
                                             ----     ----     ----

         Total                               $226     $227     $216
                                             ====     ====     ====

      The Bank purchased student loans from a company of which certain executive officers serve as directors of Metro and the Bank. The loans are serviced by and guaranteed by the seller. Loan servicing fees paid to the seller were $63,000, $108,000 and $133,000 in 1997, 1996 and
      1995, respectively. The loans are purchased on the same terms as those offered by the seller to other institutions. There were no purchases of student loans in 1997 and 1996. Student loan purchases were $2.0 million in 1995. In 1997, 1996 and 1995, the Bank sold $3.5 million, $1.2 million, $4.0 million respectively, of student loans back to the seller.

13.   PARENT COMPANY FINANCIAL STATEMENTS

      The following are the condensed statements of the parent company.

      MetroBanCorp (Parent Company Only) Condensed Statement of Condition as of December 31, 1997 and 1996 (dollars in thousands):

        ASSETS:                                                    1997             1996
                                                                   ----             ----
           Cash and Cash Equivalents                             $   623          $    13
           Investment Securities Available for Sale
             - Market Value                                        2,502            3,073
           Investment in MetroBank                                 8,874            7,873
           Other                                                     210              558
                                                                 -------          -------

        Total Assets                                             $12,209          $11,517
                                                                 =======          =======

        LIABILITIES AND SHAREHOLDERS' EQUITY:
           Other Liabilities                                     $    77          $    16
           Shareholders' Equity                                   12,132           11,501
                                                                 -------          -------

        Total Liabilities and Shareholders' Equity               $12,209          $11,517
                                                                 =======          =======

MetroBanCorp (Parent Company Only) Condensed Statement of Operations for the years ended December 31, 1997, 1996 and 1995 (dollars in thousands):

                                                  1997      1996      1995
                                                  ----      ----      ----
Interest Income                                  $ 181     $ 199     $ 200

Non-Interest Income
   Gain on Sale of Securities                        -        10         -

Non-Interest Expenses                             (213)     (189)     (165)
                                                 ------    ------    ------
Income/(Loss) Before Income Taxes and
   Equity in Undistributed Earnings of
   MetroBank                                       (32)       20        35
Income Tax Expense                                   -        (8)      (14)
                                                 ------    ------    ------
Income/(Loss) Before Equity in Undistributed
   Earnings of MetroBank                           (32)       12        21
Equity in Undistributed Earnings of
   MetroBank                                       841       612       601
                                                 ------    ------    ------
Net Income                                       $ 809     $ 624     $ 622
                                                 ======    ======    ======

MetroBanCorp (Parent Company Only) Condensed Statement of Cash Flows for the years ended December 31, 1997, 1996 and 1995 (dollars in thousands):

                                                             1997       1996       1995
                                                           --------   --------   --------
Cash Flows from Operating Activities:
     Net Income                                            $   809    $   624    $   622
                                                           --------   --------   --------
Adjustments to Reconcile Net Income to
     Cash Provided by/(Used in) Operating
       Activities:
     Equity in Undistributed Earning of MetroBank             (841)      (612)      (601)
     Depreciation and Amortization                              12         12         12
     Gain on Sale of Investment Securities                       -        (10)         -
     (Increase)/Decrease in Other Assets                       336        (35)      (316)
     Increase/(Decrease) in Other Liabilities                   61         (8)         2
                                                           --------   --------   --------
         Total Adjustments                                    (432)      (653)      (903)
                                                           --------   --------   --------
         Net Cash Flows Provided by/(Used in) Operating
           Activities                                          377        (29)      (281)
                                                           --------   --------   --------
Cash Flows From Investing Activities:
     Proceeds from the Sale of Investment Securities         2,669      3,010          -
     Proceeds from Maturity of Investment Securities           400        332          -
     Purchases of Investment Securities                     (2,500)    (3,001)         -
                                                           --------   --------   --------
         Net Cash Flows Provided by Investing
           Activities                                          569        341          -
                                                           --------   --------   --------

Cash Dividends Paid                                           (336)      (336)      (167)
                                                           --------   --------   --------

Net Increase/(Decrease) in Cash and Cash
Equivalents                                                    610        (24)      (448)
Cash and Cash Equivalents at Beginning of Year                  13         37        485
                                                           --------   --------   --------
Cash and Cash Equivalents at End of Year                   $   623    $    13    $    37
                                                           ========   ========   ========

14.   RESTRICTION ON TRANSFERS FROM METROBANK

According to banking regulations, the Bank is restricted as to the amount of dividends that can be paid to Metro without prior regulatory approval. Indiana chartered banks are limited in the amount of dividends they may pay to undivided profits of the bank adjusted for statutorily defined bad debts.